EXHIBIT 10.2

UTi WORLDWIDE INC.
U.S.$110,000,000 LETTER OF CREDIT FACILITIES

LETTER OF CREDIT AGREEMENT

Dated as of July 9, 2009

i

v

SCHEDULE A*	—	Information Relating to Issuing Banks

SCHEDULE B	—	Defined Terms

EXHIBIT 1	—	[Intentionally Omitted]

EXHIBIT 1.1*	—	Form of Closing Date Performance-Based LC

EXHIBIT 1.2*	—	Issuance Notice

EXHIBIT 2*	—	Form of Financial LC

EXHIBIT 4.4(a)(i), (ii), (iii), (iv), and (v)*	—	Form of Opinion of U.S. Special Counsel to the Obligors

EXHIBIT 4.4(a)(vi), and (vii)*	—	Form of Opinion of British Virgin Islands Special Counsel

EXHIBIT 4.4(a)(viii)*	—	Form of Opinion of Australian Special Counsel

EXHIBIT 4.4(a)(ix), and (x)*	—	Form of Opinion of Canadian Special Counsel

EXHIBIT 4.4(a)(xi)*	—	Form of Opinion of German Special Counsel

EXHIBIT 4.4(a)(xii)*	—	Form of Opinion of Hong Kong Special Counsel

EXHIBIT 4.4(a)(xiii)*	—	Form of Opinion of Dutch Special Counsel

EXHIBIT 4.4(a)(xiv)*	—	Form of Opinion of Netherlands Antilles Special Counsel

EXHIBIT 4.4(a)(xv)*	—	Form of Opinion of Spanish Special Counsel

EXHIBIT 4.4(a)(xvi)*	—	Form of Opinion of Taiwan Special Counsel

EXHIBIT 4.4(a)(xvii)*	—	Form of Opinion of English Special Counsel

EXHIBIT 4.4(a)(xviii)*	—	Form of Opinion of Belgium Special Counsel

EXHIBIT 4.4(a)(xix)*	—	Form of Opinion of New Zealand Special Counsel

EXHIBIT 4.4(a)(xx)*	—	Form of Opinion of Ireland Special Counsel

EXHIBIT 4.4(a)(xxi)*	—	Form of Opinion of Singapore Special Counsel

EXHIBIT 4.4(b)	—	[Intentionally Omitted]

EXHIBIT 9.10*	—	Form of Joinder Agreement

EXHIBIT 14.4	—	[Intentionally Omitted]

SCHEDULE 5.3*	—	Disclosure Materials

SCHEDULE 5.4*	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5*	—	Financial Statements

SCHEDULE 5.7*	—	Governmental Authorizations

SCHEDULE 5.9*	—	Liability for Taxes

SCHEDULE 5.15*	—	Existing Indebtedness and Liens

SCHEDULE 5.22*	—	Collective Bargaining Agreements

* Schedule or Exhibit omitted

UTi WORLDWIDE INC.
c/o UTi, Services, Inc.
100 OCEANGATE, SUITE 1500
LONG BEACH, CALIFORNIA 90802

U.S.$110,000,000 LETTER OF CREDIT FACILITIES
July 9, 2009
To Each of the Issuing Banks Listed in
Schedule A Hereto:
Ladies and Gentlemen:
UTi Worldwide Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands with company number 141257 (the “Company”) and each of the Subsidiary Guarantors jointly and severally agree with ABN, in its capacity as Performance-Based LC Issuing Bank, and RBS, in its capacity as Financial LC Issuing Bank, as follows:
SECTION 1 PERFORMANCE-BASED LETTERS OF CREDIT
Section 1.1 Issuance of Performance-Based Letters of Credit
During the period from the Closing Date to but excluding the earlier of (i) the Performance-Based LC Maturity Date and (ii) the date of termination pursuant to Section 12.1, subject to the terms and conditions hereof, the Performance-Based LC Issuing Bank agrees to issue (i) on the Closing Date, a standby letter of credit to ABN AMRO Bank N.V. in the face amount of $29,629,276.63 for the account of the Company in the form attached hereto as Exhibit 1.1 (the “Closing Date Performance-Based Letter of Credit”) and (ii) after the Closing Date, standby letters of credit for the account of the Company; provided, however, that the aggregate amount of all such Performance-Based Letters of Credit (including the Closing Date Performance-Based Letter of Credit and any Performance-Based Letters of Credit for which the Company has provided Credit Support) shall not exceed the Maximum Draw Amount; provided, in the case of Letters of Credit issued after the Closing Date, (i) each such Letter of Credit shall be denominated in Dollars or in any Optional Currency; and (ii) in no event shall any Performance-Based Letter of Credit have an expiration date later than the date which is two years from the date of issuance of such Letter of Credit unless agreed to by the Performance-Based LC Issuing Bank. Subject to the foregoing, the Performance-Based LC Issuing Bank may agree that any Letter of Credit issued by it may be automatically extended for one or more successive periods not to exceed one year each, unless it elects not to extend for any such additional period.
Whenever the Company desires the issuance of a Performance-Based Letter of Credit after the Closing Date, it shall deliver to the Performance-Based LC Issuing Bank an Issuance Notice no later than 2:00 p.m. (New York City time) at least three (3) Business Days, or such shorter period as may be agreed to by the Performance-Based LC Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 1.2, the Performance-Based LC Issuing Bank shall issue the requested Performance-Based Letter of Credit only in accordance with the Performance-Based LC Issuing Bank’s standard operating procedures.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 1.2 Conditions to Each Issuance after Closing
The obligation of the Performance-Based LC Issuing Bank to issue any Performance-Based Letter of Credit on any Credit Date after the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 18, of the following conditions precedent:
(i) the Performance-Based LC Issuing Bank shall have received a fully executed and delivered Issuance Notice;
(ii) as of such Credit Date, (a) the representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and (b) each Issuing Bank’s obligation to issue Letters of Credit shall (a) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (b) not subject such Issuing Bank to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof;
(iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable issuance of a Performance-Based Letter of Credit that would constitute an Event of Default or a Default; and
(iv) on or before the date of issuance of any Performance-Based Letter of Credit, the Performance-Based LC Issuing Bank shall have received all other information required by the applicable Issuance Notice and any letter of credit applications or similar documentation requested by the Issuing Bank.
The Performance-Based LC Issuing Bank shall be entitled, but not obligated, to request and receive, prior to the issuance of a Performance-Based Letter of Credit, additional information reasonably satisfactory to the requesting party confirming the satisfaction of the conditions precedent set forth in clauses (ii) and (iii) above, if, in the good faith judgment of the Performance-Based LC Issuing Bank such request is warranted under the circumstances.
Section 1.3 Performance-Based Letters of Credit in Optional Currency
(a) The Company must select the currency of a Performance-Based Letter of Credit issued after the Closing Date in its Issuance Notice.
(b) A Performance-Based Letter of Credit issued after the Closing Date may be denominated in Dollars or any Optional Currency.

UTi Worldwide Inc.	Letter of Credit Agreement
(c) Notwithstanding any other term of this Agreement, in the event that (i) the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required or (ii) issuing a Letter of Credit in the proposed Optional Currency might contravene any law or regulation applicable to it, the Performance-Based LC Issuing Bank will promptly notify the Company to that effect and the parties hereto agree to enter into an amendment hereto and/or to the applicable Letter of Credit, which is reasonably acceptable to both parties, to resolve such situation.
(d) If a Performance-Based Letter of Credit is denominated in an Optional Currency, the Performance-Based LC Issuing Bank must at monthly intervals after the date of this Agreement (on a Business Day chosen by the Performance-Based LC Issuing Bank in its sole discretion) recalculate the U.S. Dollar Amount of that Performance-Based Letter of Credit by notionally converting the outstanding amount of that Performance-Based Letter of Credit into US Dollars on the basis of the Performance-Based LC Issuing Bank’s Spot Exchange Rate on the date of calculation.
(e) The Company must, if requested by the Performance-Based LC Issuing Bank within 5 days of any calculation under paragraph (d) above, ensure that sufficient Credit Support pursuant to Section 3.5 with respect to the relevant Performance-Based Letter of Credit are made in order to prevent the U.S. Dollar Amount of all of the Performance-Based Letters of Credit outstanding from exceeding the Maximum Draw Amount.
(f) Unless a Financing Agreement specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Financing Agreements is the currency in which the relevant amount in respect of which it is payable is denominated.
SECTION 2 FINANCIAL LETTER OF CREDIT
Subject to the terms and conditions hereof, the Financial LC Issuing Bank agrees to issue a standby letter of credit to ABN AMRO Bank N.V. in the face amount of $43,502,552.38 for the account of the Company with an expiration date of December 31, 2009 (as it may be extended pursuant to the terms thereof), in the form attached hereto as Exhibit 2. The Financial LC Issuing Bank will not be obligated to issue any other Letters of Credit.
SECTION 3 PROVISIONS APPLICABLE TO ALL LETTERS OF CREDIT
Section 3.1 Responsibility of Issuing Bank
In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Company and each Issuing Bank, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if

UTi Worldwide Inc.	Letter of Credit Agreement
it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged; (ii) the validity of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the applicable Issuing Bank, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to the Company. Notwithstanding anything to the contrary contained in this Section 3.1, the Company shall retain any and all rights it may have against the Issuing Banks for any liability arising solely out of the bad faith, gross negligence or willful misconduct of such Issuing Bank.
Section 3.2 Reimbursement by the Company of Amounts Drawn or Paid Under Letters of Credit
In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Company, and the Company shall reimburse such Issuing Bank on or before (i) the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in the event the Issuing Bank delivers such notice to the Company on or before 12:00 p.m. (New York City time) on the Business Day immediately before the Reimbursement Date or (ii) the second Business Day immediately following the Reimbursement Date in the event the Issuing Bank delivers such notice to the Company after 12:00 p.m. (New York City time) on the Business Day immediately before the Reimbursement Date, in each case in an amount in the currency of the drawing under such Letter of Credit and in same day funds equal to the amount of such honored drawing. Notices to the Company made pursuant to this Section 3.2 shall be made to:
UTi Worldwide
P.O. Box 228
Picquerel House
L’Islet
St. Sampson
Guernsey CYI 3NY
Channel Islands
Attention: Global Financial Treasury Manager or such other address as provided by the Company in writing to the Issuing Banks from time to time.
Fax: 44 1481 245 100
With a copy to:
Craig Braun
Fax: 562-552-9496
Lawrence Samuels
Fax: 562-552-9489

UTi Worldwide Inc.	Letter of Credit Agreement
Section 3.3 Obligations Absolute
The obligation of the Company to reimburse an Issuing Bank for drawings honored under the Letters of Credit issued by it and the obligations of the Issuing Banks hereunder shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Company or any Issuing Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Bank or any other Person or, in the case of an Issuing Bank, against the Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by an Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries; (vi) any breach hereof or any other Financing Agreements by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by such Issuing Bank under the applicable Letter of Credit shall not have constituted bad faith, gross negligence or willful misconduct of such Issuing Bank under the circumstances in question.
Section 3.4 Interest and Fees
(a) The Company agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the Reimbursement Date at a rate equal to the Base Rate plus 5.00% per annum. Interest payable pursuant to this Section 3.4(a) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or on the Reimbursement Date.
(b) The Company agrees to pay to the Performance-Based LC Issuing Bank:
(i) commitment fees equal to (1) the average of the daily difference between (A) Maximum Draw Amount with respect to the Performance-Based Letters of Credit, and (B) the Performance-Based LC Usage, times (2) 0.75% per annum during the period from the Closing Date to but excluding the earliest of (i) the Performance-Based LC Maturity Date, (ii) the date of termination of the Performance-Based LC Issuing Bank’s commitments pursuant to Section 12.1 and (iii) the date that the Performance-Based LC Commitment is no longer in effect, all Obligations have been paid in full and the Performance-Based Letters of Credit have been cancelled or have expired or the Company has provided Credit Support with respect thereto;

UTi Worldwide Inc.	Letter of Credit Agreement
(ii) with respect to each outstanding Performance-Based Letter of Credit, letter of credit fees equal to the greater of (A) (1) 3.85% per annum, times (2) the daily maximum amount available to be drawn under such outstanding Performance-Based Letter of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) and (B) $75.00, for each calendar quarter ended after the Closing Date; and
(iii) such documentary, processing, correspondent and other usual and customary fees and charges for any issuance, amendment, transfer or payment of a Performance-Based Letter of Credit as are in accordance with the Performance-Based LC Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
All fees referred to in this Section 3.4(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, on the Performance-Based LC Maturity Date and any date on which the Performance-Based Letters of Credit have been cancelled or the Company has provided Credit Support with respect thereto.
(c) The Company agrees to pay to the Financial LC Issuing Bank:
(i) letter of credit fees equal to (1) the Applicable Percentage, times (2) the maximum aggregate amount available to be drawn under the Financial Letter of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); and
(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of the Financial Letter of Credit as are in accordance with the Performance-Based LC Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
All fees referred to in this Section 3.4(c) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, on the Financial LC Maturity Date and on any date on which the Financial Letter of Credit has been cancelled or the Company has provided Credit Support with respect thereto.

UTi Worldwide Inc.	Letter of Credit Agreement
(d) Upon the occurrence and during the continuation of any Event of Default, (a) the per annum rate used to calculate (i) the interest rate payable pursuant to Section 3.4(a), (ii) the commitment fees and letter of credit fees payable pursuant to Section 3.4(b) and (iii) the letter of credit fees payable pursuant to Section 3.4(c) shall be automatically increased by 200 basis points, and (b) any overdue fees, interest or other amounts owed hereunder shall thereafter bear interest (including post-petition interest in any proceeding under any bankruptcy or insolvency laws) payable on demand at a rate that is 200 basis points per annum in excess of the interest rate that was payable pursuant to Section 3.4(a) prior to the occurrence of such Event of Default. Payment or acceptance of the increased rates provided for in this Section 3.4(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Issuing Banks.
(e) If the Company provides Credit Support with respect to any part of a Letter of Credit then the letter of credit fee pursuant to Sections 3.4(b)(ii) or 3.4(c)(i), as applicable, shall continue to be payable until the expiry or termination of the Letter of Credit.
Section 3.5 Credit Support
(a) A Letter of Credit is repaid or prepaid to the extent that:
(i) the Company provides cash collateral or a backstop letter of credit with respect to that Letter of Credit in accordance with Section 3.5(b);
(ii) the maximum amount payable under the Letter of Credit is reduced or cancelled in accordance with its terms;
(iii) the relevant Letter of Credit has been returned to the relevant Issuing Bank and the relevant Issuing Bank is satisfied that it has no further liability under that Letter of Credit; or
(iv) the relevant Issuing Bank is otherwise satisfied that it has no further liability under that Letter of Credit.
The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash collateral or a backstop letter of credit, reduction or cancellation.
(b) “Credit Support” means the Company has provided to the relevant Issuing Bank (or one of its Affiliates) with respect to a Letter of Credit:
(i) payment of an amount sufficient to provide the relevant Issuing Bank with coverage with respect to at least 105% of the aggregate amount available for drawings under such outstanding Letter of Credit in the currency of such Letter of Credit to an interest-bearing account or time deposit with the relevant Issuing Bank (or one of its Affiliates) and the following conditions are met:
(A) until no amount is or may be outstanding under that Letter of Credit, withdrawals from such account or time deposit may only be made to pay the relevant Issuing Bank for which the cash collateral is provided under this clause;

UTi Worldwide Inc.	Letter of Credit Agreement
(B) the Company has executed and delivered a security document with respect to such account or time deposit, in form and substance satisfactory to the relevant Issuing Bank for which the cash collateral is provided, creating a first ranking security interest over such account or time deposit (it being acknowledged that such cash collateral shall also secure obligations with respect to the LC Agreement and the notes issued under the Existing Financing Agreements and the Notes on a pari passu basis); and
(C) such other conditions as are reasonably satisfactory to the relevant Issuing Bank; or
(ii) receipt of a backstop letter of credit in a face amount sufficient to provide the relevant Issuing Bank with coverage with respect to at least 105% of the aggregate amount available for drawings under such outstanding Letter of Credit in the currency of such Letter of Credit and such backstop letter of credit is on terms and conditions and from a financial institution acceptable to the relevant Issuing Bank in its sole discretion.
(c) The outstanding amount of a Letter of Credit at any time is the maximum amount (actual or contingent) that is or may be payable by the Company in respect of that Letter of Credit at that time.
Section 3.6 Maturity
(a) On or prior to the Business Day prior to the Performance-Based LC Maturity Date, the Company shall provide Credit Support in accordance with Section 3.5(b) with respect to the aggregate amount available for drawing under each Performance-Based Letter of Credit that is anticipated to remain outstanding after the Performance-Based LC Maturity Date.
(b) On or prior to the Business Day prior to the Financial LC Maturity Date, the Company shall provide Credit Support in accordance with Section 3.5(b) with respect to the aggregate amount available for drawing under the Financial Letter of Credit that is anticipated to remain outstanding after the Financial LC Maturity Date.
Section 3.7 Evidence of Debt
Each Issuing Bank shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Company to such Issuing Bank, including the amounts of the Letters of Credit and other Obligations and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations.
Section 3.8 Irish Insurance Acts
For the avoidance of doubt, neither Issuing Bank shall issue any Letter of Credit either (i) at the request of or for the account of any Person incorporated in Ireland or (ii) to any Person resident in Ireland, in each case where the applicable Issuing Bank is not duly authorized to carry on the business of issuing contracts of suretyship in Ireland (or otherwise exempted under the laws of Ireland from the requirement to have any such authorization) or where the issuance of any such Letter of Credit by such Issuing Bank would otherwise contravene any law of Ireland.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 3.9 Requirement to Provide Credit Support Upon a Change of Control
Following the occurrence of a Change of Control and within 5 Business Days of the request of the Issuing Banks, the Company shall ensure that sufficient Credit Support is provided to the Issuing Banks pursuant to Section 3.5 with respect to all outstanding Letters of Credit.
SECTION 4 CONDITIONS TO CLOSING.
Each Issuing Bank’s obligation to issue Letters of Credit hereunder at the Closing is subject to the fulfillment to Issuing Bank’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1 Representations and Warranties The representations and warranties of the Obligors in the Financing Agreements to which they are a party shall be correct in all material respects at the time of the Closing.
Section 4.2 Performance; No Default The Obligors shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Financing Agreements to which they are a party required to be performed or complied with by each of them prior to or at the Closing and after giving effect to the issuance of the Letters of Credit, no Default or Event of Default shall have occurred and be continuing.
Section 4.3 Compliance Certificates
(a) Officer’s Certificate. Each Obligor shall have delivered to such Issuing Bank an Officer’s Certificate (or a certificate from a person authorized by the board of directors (or equivalent governing body) of the Obligor to sign documents on behalf of the Obligor in connection with this Agreement), dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b) Secretary’s or Director’s Certificate. Each Obligor shall have delivered to such Issuing Bank a certificate of its Secretary or an Assistant Secretary or a Director (or another appropriate person authorized by the board of directors (or equivalent governing body) of the Obligor to sign documents on behalf of the Obligor in connection with this Agreement), dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Agreements to which it is a party.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 4.4 Opinions of Counsel Such Issuing Bank shall have received opinions in form and substance reasonably satisfactory to such Issuing Bank, dated the date of the Closing from (i) Paul, Hastings, Janofsky & Walker LLP, U.S. counsel for the Obligors, (ii) Tonkon Torp LLP, Oregon, counsel for the Obligors, (iii) Dibble Law Offices, South Carolina counsel for the Obligors, (iv) Snell & Wilmer, Arizona counsel for the Obligors, (v) Poore, Roth & Robinson, P.C., Montana counsel for the Obligors, (vi) Harney Westwood & Riegels, British Virgin Islands counsel for the Obligors, (vii) Walkers, British Virgin Islands counsel for the Issuing Banks, (viii) Piper Alderman, Australian counsel for the Obligors, (ix) WeirFoulds, Ontario, Canadian counsel for the Obligors, (x) Cox & Palmer, New Brunswick, Canadian counsel for the Obligors, (xi) Latham & Watkins LLP, German counsel for the Issuing Banks, (xii) Latham & Watkins LLP, Hong Kong counsel for the Issuing Banks, (xiii) Boekel De Nerée, Dutch counsel for the Obligors, (xiv) Spigthoff, Netherlands Antilles counsel for the Obligors, (xv) Garrido-Lestache Burdiel Abogados, Spanish counsel for the Obligors, (xvi) Baker & McKenzie, Taiwan counsel for the Obligors, (xvii) Latham & Watkins LLP, English counsel for the Issuing Banks, (xviii) Gerard & Associes, Belgium counsel for the Obligors, (xix) Bell Gully, New Zealand counsel for the Obligors, (xx) McCann Fitzgerald Solicitors, Ireland counsel for the Obligors, and (xxi) Baker and McKenzie, Wong & Leow, Singapore counsel for the Obligors, substantially in the respective forms set forth in Exhibits 4.4(a)(i) through 4.4(a)(xxi) and covering such other matters incident to the transactions contemplated hereby as such Issuing Bank or its counsel may reasonably request (and the Obligors hereby instruct their counsel to deliver such opinions to the Issuing Banks).
Section 4.5 Issuance Permitted By Applicable Law, Etc.
On the date of the Closing, each Issuing Bank’s obligation to issue Letters of Credit shall (a) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (b) not subject such Issuing Bank to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Issuing Bank, such Issuing Bank shall have received an Officer’s Certificate certifying as to such matters of fact as such Issuing Bank may reasonably specify to enable such Issuing Bank to determine whether such issuance is so permitted.
Section 4.6 [Intentionally Omitted]
Section 4.7 Payment of Fees Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing (i) the fees, charges and disbursements of the Issuing Banks’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing and (ii) the fees payable by the Company under the Commitment and Fee Letters.
Section 4.8 [Intentionally Omitted]
Section 4.9 Changes in Corporate Structure No Obligor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5. The debt and equity structure of the Group (and the terms thereof) shall not be materially different than the structure disclosed to the Issuing Banks on or prior to the date of the Commitment and Fee Letters.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 4.10 Acceptance of Appointment to Receive Service of Process Such Issuing Bank shall have received evidence of the acceptance by Corporation Service Company of the appointment and designation provided for by Section 24.8(e) for the period from the date of the Closing to July 9, 2011 (and the payment in full of all fees in respect thereof).
Section 4.11 [Intentionally Omitted]
Section 4.12 Proceedings and Documents All corporate and other proceedings in connection with the transactions contemplated by the Financing Agreements and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Issuing Bank and its special counsel, and such Issuing Bank and its special counsel in their reasonable discretion shall have received all such counterpart originals or certified or other copies of such documents as such Issuing Bank or such special counsel may reasonably request.
Section 4.13 Subsidiary Guarantee Agreement. Each Subsidiary Guarantor shall have executed and delivered (and each Issuing Bank shall have received an original copy thereof) the Subsidiary Guarantee Agreement, and the Subsidiary Guarantee Agreement shall be in full force and effect.
Section 4.14 Existing Credit Agreement The Company shall have (i) repaid in full the Existing Credit Agreement, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to the Issuing Banks all documents or instruments necessary to release all guarantees with respect to such Existing Credit Agreement and (iv) made arrangements satisfactory to the Issuing Banks with respect to the cash collateralization, termination, cancellation or replacement of, or other arrangement for, any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of the Company with respect thereto.
Section 4.15 No Material Adverse Effect Since the date of the Commitment and Fee Letters, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
Section 4.16 Leverage Ratio The Company shall have delivered to the Issuing Banks a chief financial officer certificate certifying that the pro forma Leverage Ratio (which shall be calculated reflecting the transactions contemplated hereby on a pro-forma basis and shall be acceptable to the Issuing Banks) was not greater than 2.50:1.00 for the twelve-month period ended as of April 30, 2009.
Section 4.17 USA Patriot Act The Issuing Banks shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.
Section 4.18 Solvency Certificate The Issuing Banks shall have received a solvency certificate from the chief financial officer of the Company in form and substance satisfactory to the Issuing Banks.

UTi Worldwide Inc.	Letter of Credit Agreement
SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS
Each Obligor, jointly and severally, represents and warrants to each Issuing Bank on each Credit Date that:
Section 5.1 Organization; Power and Authority Each Obligor is a corporation or other legal entity duly incorporated or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation or other legal entity, where applicable, and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate (or other organizational) power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements to which it is a party and to perform the provisions hereof and thereof.
Section 5.2 Authorization, Etc. The Financing Agreements to which each Obligor is a party have been duly authorized by all necessary corporate or other entity action on the part of each Obligor, and each Financing Agreement constitutes a legal, valid and binding obligation of each Obligor party thereto enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3 Disclosure No representation or warranty of any Obligor contained in this Agreement or in any other documents, certificates or written statements furnished to the Issuing Banks in connection with the Closing Date or as required under this Agreement by or on behalf of the Company or any of its Subsidiaries contains any untrue statement of a material fact or omits to state a material fact (known to the Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. As of the Closing Date, any projections and pro forma financial information contained in such materials delivered on or prior to the Closing Date are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Issuing Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. Except as disclosed in the documents identified in Schedule 5.3, since January 31, 2009, there has been no change in the financial condition, operations, business or properties of any Obligor, or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there is no fact known to any Obligor that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or identified in Schedule 5.3.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates (a) As of the Closing Date, Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of each Obligor’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by each Obligor and each other Subsidiary and whether such Subsidiary will on the date of the Closing be a Subsidiary Guarantor, (ii) of each Obligor’s Affiliates, other than Subsidiaries, and (iii) of each Obligor’s directors and senior officers.
(b) All of the outstanding or issued shares of capital stock, shares or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by each Obligor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by each Obligor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
(c) Each Subsidiary (other than the Obligors) identified in Schedule 5.4 is a corporation or other legal entity duly incorporated or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization, and is duly qualified as a foreign corporation, where applicable, or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) As of the Closing Date, no Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the Financing Agreements, the LC Agreement, the Existing Financing Agreements, the Notes Financing Agreements, the agreements listed on Schedule 5.4 and customary limitations imposed by applicable law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Obligor or any of its Subsidiaries that owns outstanding or issued shares of capital stock, shares or similar equity interests of such Subsidiary.
(e) A group structure chart included in Schedule 5.4 shows all members of the Group (and all Joint Ventures and minority interests held by any member of the Group) as of the Closing Date.
(f) 100% of the issued share capital of each Obligor is directly or indirectly wholly owned by the Company and, in respect of the Irish Obligor, the Company and each other Obligor are members of the same group of companies consisting of a holding company and its subsidiaries (within the meaning of section 155 of the Companies Act 1963 of Ireland) for the purposes of Section 35 of the Companies Act, 1990 of Ireland.
(g) In the case of each borrower or guarantor under the South African Facility, the group structure chart in Schedule 5.4 shows the shareholders of and their percentage shareholdings in each obligor under the South African Facility and the shareholders of or partners in such entities as of the Closing Date.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 5.5 Financial Statements; Material Liabilities (a) The Obligors have delivered to each Issuing Bank copies of the consolidated financial statements of the Company listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Obligors and their Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Company) consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). As of the Closing Date, the Obligors and their Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in Schedule 5.3.
Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Obligor of the Financing Agreements to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or any other agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary, except for such conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary, in each case, except for such contraventions, breaches, defaults, Liens, conflicts and violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.7 Governmental Authorizations, Etc. Except as disclosed in Schedule 5.7, as of the Closing Date, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of the Financing Agreements to which it is a party, including, without limitation, any thereof required in connection with the obtaining of Dollars to make payments under any Financing Agreement and the payment of such Dollars to Persons resident in the United States of America. Except as disclosed in Schedule 5.7, it is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the Applicable Jurisdiction of any Financing Agreement that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.
Section 5.8 Litigation; Observance of Agreements, Statutes and Orders (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of any Obligor, threatened against or affecting any Obligor or any Subsidiary or any property of any Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, based on the facts known to the Company, would reasonably be expected to have a Material Adverse Effect.

UTi Worldwide Inc.	Letter of Credit Agreement
(b) No Obligor nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, based on the facts known to the Company, would reasonably be expected to have a Material Adverse Effect.
Section 5.9 Taxes Except as set forth on Schedule 5.9, the Obligor and their Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) for purposes of making this representation on the Closing Date, the amount of which is not individually or in the aggregate Material (or for purposes of making this representation after the Closing Date, the amount that would reasonably be expected to have a Material Adverse Effect) or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Obligor or a Subsidiary, as the case may be, has established adequate reserves in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Company). Except as set forth on Schedule 5.9, no Obligor knows of any basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Obligor and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.
No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of any Applicable Jurisdiction or any political subdivision thereof will be incurred by any Obligor or any Issuing Bank as a result of the execution or delivery of the Financing Agreements and, as of the Closing Date, except as specified in Schedule 5.9, no deduction or withholding in respect of Taxes imposed by or for the account of any Applicable Jurisdiction or, to the knowledge of any Obligor, any other Taxing Jurisdiction, is required to be made from any payment by any Obligor under the Financing Agreements except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of any Applicable Jurisdiction arising out of circumstances described in clause (a), (b) or (c) of Section 13.
Section 5.10 Title to Property; Leases Each Obligor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any Obligor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise not prohibited hereby), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 5.11 Licenses, Permits, Etc. (a) Each Obligor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b) To the knowledge of each Obligor, no product of such Obligor or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c) To the knowledge of each Obligor, there is no Material violation by any Person of any right of such Obligor or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by such Obligor or any of its Subsidiaries.
Section 5.12 Compliance with ERISA; Non-U.S. Plans (a) Each Obligor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. No Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that, in either case, would reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b) As of the Closing Date, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. As of the Closing Date, the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of each Obligor’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than U.S.$10,000,000 (or its equivalent in any other currency) and the aggregate amount of such excess benefit liabilities for all such Non-U.S. Plans did not exceed U.S.$10,000,000 (or its equivalent in any other currency). The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c) Each Obligor and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S Plan that individually or in the aggregate is Material.

UTi Worldwide Inc.	Letter of Credit Agreement
(d) The expected postretirement benefit obligation (determined as of the last day of each Obligor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of each Obligor and its Subsidiaries is not Material.
(e) The execution and delivery of the Financing Agreements by the Obligors and the issuance of the Letters of Credit for the benefit of the Company hereunder will not involve any non-exempt transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.
(f) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by each Obligor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue would not be reasonably expected to have a Material Adverse Effect.
Section 5.13 [Intentionally Omitted]
Section 5.14 Use of Proceeds; Margin Regulations (a) The Performance-Based Letters of Credit will only be (i) available on the Closing Date to backstop the performance-based letters of credit issued by ABN for the account of the Company under the Existing Credit Agreement and (ii) issued after the Closing Date for the account of the Company to support the general corporate purposes of the Company and its Subsidiaries, Joint Ventures and entities of which the Company, either directly or indirectly, owns 50% or less of the outstanding equity interests; provided that Performance-Based Letters of Credit will not be outstanding for the benefit of the Joint Ventures and entities of which the Company, either directly or indirectly, owns 50% or less of the outstanding equity interests in an aggregate face amount exceeding $3,000,000 at any time.
(b) The Financial Letter of Credit will only be available on the Closing Date to backstop the financial letters of credit issued by ABN for the account of the Company under the Existing Credit Agreement.
(c) The Company will apply the proceeds of the sale of the Notes (i) to repay the loans under the Existing Credit Agreement in their entirety, (ii) for working capital and (iii) for other corporate purposes. The application of such proceeds will not result in a violation of any financial assistance laws under any Applicable Jurisdiction. The Letters of Credit hereunder will not be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of any Obligor and its Subsidiaries and no Obligor has any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 5.15 Existing Indebtedness; Future Liens (a) Schedule 5.15 sets forth a complete and correct list of all Indebtedness of (or the commitment to extend credit to) the Obligors and their Subsidiaries other than Indebtedness under the Existing Financing Agreements, the Existing Credit Agreement and certain items of Indebtedness which individually are not in excess of U.S.$5,000,000 (or its equivalent in any other currency) and in the aggregate are not in excess of U.S.$20,000,000 (or its equivalent in any other currency), each as of April 30, 2009 (including the principal amount outstanding and collateral therefor, if any, and the Guaranty thereof, if any) since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of such Obligors or their Subsidiaries, other than a U.S.$250,000,000 senior credit facility which is to be repaid concurrently with the Closing and amounts related to permitted earnout arrangements specified in Schedule 5.15 (“Permitted Earnout Arrangements”). As of the Closing Date, no Obligor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any Obligor or such Subsidiary and no event or condition exists with respect to any Indebtedness of any Obligor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment, except for such defaults (other than payment defaults), events or conditions in a single credit facility in an amount less than U.S.$5,000,000 (or its equivalent in any other currency) or under multiple credit facilities which in the aggregate are less than U.S.$20,000,000 (or its equivalent in any other currency) that would not, individually or in the aggregate, have a Material Adverse Effect.
(b) No Obligor nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.
(c) Except as set forth in Schedule 5.15, as of the Closing Date, no Obligor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Obligor or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter, memorandum and articles of association or other organizational document) other than the LC Agreement, the Existing Financing Agreements and the Notes Financing Agreements, which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Obligor.
Section 5.16 Foreign Assets Control Regulations, Etc. (a) Neither the issuance of the Letters of Credit hereunder nor the guarantee hereof by the Subsidiary Guarantors hereunder nor their use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

UTi Worldwide Inc.	Letter of Credit Agreement
(b) No Obligor nor any of its Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. Each Obligor and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
(c) The Letters of Credit issued hereunder will not be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors.
Section 5.17 Status under Certain Statutes No Obligor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 5.18 Environmental Matters (a) No Obligor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
(b) No Obligor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
(c) No Obligor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and
(d) All buildings on all real properties now owned, leased or operated by any Obligor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.
Section 5.19 Ranking of Obligations The Company’s payment obligations with respect to the Letters of Credit and the payment obligations of the Subsidiary Guarantors under the Subsidiary Guarantee Agreement rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Obligor, as the case may be, except for obligations mandatorily preferred by any applicable law applying to companies generally.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 5.20 Obligor Group Each Subsidiary of the Company which is a borrower or guarantor under the LC Agreement, the Existing Financing Agreements or the Notes Financing Agreements as of the date hereof is a Subsidiary Guarantor hereunder.
Section 5.21 CASS Reserve Each member of the Group, that is a party to the CASS Agreement, has timely paid all accounts payable due and owing to CASS in accordance with the terms and provisions of the CASS Agreement, except any such accounts payable which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles in the jurisdiction of incorporation of that member of the Group shall have been set aside on its books and records.
Section 5.22 Labor Matters (a) As of the Closing Date, no member of the Group is subject to any collective bargaining or similar agreement, other than those companies set out in Schedule 5.22 (Collective Bargaining Agreements).
(b) There are no existing or threatened strikes, slowdowns, lockouts or other similar labor disputes involving any member of the Group that singly or in the aggregate have or are reasonably likely to have a Material Adverse Effect.
(c) Hours worked by and payment made to employees of each member of the Group are not in violation of the United States Fair Labor Standards Act of 1938 (if applicable) or any other applicable law, rule or regulation dealing with such matters, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.23 Insolvency As at the date of this Agreement:
(a) no Obligor, is unable, or is deemed to be unable for the purposes of any applicable law, or admits or has admitted its inability, to pay its debts as and when they fall due or has suspended, or announced an intention to suspend, making payments on any of its debts;
(b) no Obligor, by reason of actual or anticipated financial difficulties has begun negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its Indebtedness; and
(c) no moratorium has been declared in respect of any Indebtedness of any Obligor.
Section 5.24 Taiwan Guarantor The shares of the Taiwan Guarantor have not been publicly issued and the Taiwan Guarantor has not adopted internal guarantee rules.
Section 5.25 Lake States Trucking Lake States Trucking, Inc. is a holding company and it does not carry out any business or hold any assets other than (i) the ownership of the shares in Sammons Transportation, Inc., (ii) assets that do not constitute more than 2.0% of the Group’s assets or income, and (iii) incurring Indebtedness under the Financing Agreements, the Existing Financing Agreements the LC Agreement and the Notes Financing Agreements.

UTi Worldwide Inc.	Letter of Credit Agreement
SECTION 6 [INTENTIONALLY OMITTED]
SECTION 7 INFORMATION AS TO COMPANY
Section 7.1 Financial and Business Information The Company shall deliver to each Issuing Bank (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):
(a) Quarterly Statements — promptly after the same are available and in any event within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of
(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year-ending with such quarter, setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a) as they pertain to consolidated statements;
(b) Annual Statements — promptly after the same are available and in any event within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of
(i) consolidated balance sheets of the Company and its Subsidiaries as at the end of such year, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP and accompanied by

UTi Worldwide Inc.	Letter of Credit Agreement
(A) an opinion thereon of an independent registered public accounting firm of recognized international standing without any Impermissible Qualification, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its results of operations and cash flows in conformity with GAAP, and that the audit of such registered public accounting firm was performed in accordance with the standards of the Public Accounting Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances, and
(B) a report of such registered public accounting firm accountants stating that they have reviewed this Agreement and stating further whether, in connection with their audit, they have become aware of any condition or event that then constitutes a Default or Event of Default or that caused them to believe the Company failed to comply with the terms, conditions, provisions or conditions of Sections 9.8, 9.12. 10.2 through and including 10.4, 10.13 and 10.20 in as far as they related to financial and accounting matters, and if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable to any Issuing Bank, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default); and
provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountants’ report described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);
(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document (including any form of compliance certificate related to the LC Agreement and any consolidation working papers) sent by any Obligor or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Issuing Bank), and each prospectus and all amendments thereto filed by any Obligor or any Subsidiary with the SEC or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by any Obligor or any Subsidiary to the public concerning developments that are Material; provided that the Company shall be deemed to have made deliveries required under this Section 7.1(c)(ii) if it shall have timely made such documents available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at http//www.go2uti.com) and shall have given each Issuing Bank notice of its availability on EDGAR and on its home page in connection with each delivery promptly after such documents become available on EDGAR;

UTi Worldwide Inc.	Letter of Credit Agreement
(d) Notice of Default or Event of Default or Litigation or Arbitration — (i) promptly and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto; and
(ii) promptly and in any event within five Business Days after a Responsible Officer becomes aware of any current, threatened or pending litigation, arbitration or administrative proceedings which has or would, if adversely determined, have a Material Adverse Effect, provide a written notice specifying the details of such litigation, arbitration or administrative proceeding.
(e) Employee Benefit Matters — promptly and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Obligor or an ERISA Affiliate proposes to take with respect thereto:
(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could result in the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or
(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Obligor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;
(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Obligor or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of any Obligor to perform its obligations hereunder as from time to time may be reasonably requested by any such Issuing Bank;

UTi Worldwide Inc.	Letter of Credit Agreement
(h) Quarterly Consolidating Working Papers — Within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year which shall be within 90 days after the end of such fiscal year), copies of unaudited consolidating working papers for each Subsidiary Guarantor providing the information necessary to determine the Obligors’ ability to comply with Section 9.12 hereof.
Section 7.2 Officer’s Certificate Each set of financial statements delivered to an Issuing Bank pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 9.8, Section 9.10, Section 9.12, Sections 10.2 through 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of any Obligor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of any Obligor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or proposes to take with respect thereto.
Section 7.3 Visitation The Obligors shall permit the representatives of each Issuing Bank:
(a) No Default — if no Default or Event of Default then exists, at the expense of such Issuing Bank and upon reasonable prior notice to the Obligors, to visit the principal executive office of the Obligors, to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries with any Obligor’s officers, and (with the consent of the Obligors, which consent will not be unreasonably withheld) their independent public accountants, and (with the consent of the Obligors, which consent will not be unreasonably withheld) to visit the other offices and properties of any Obligor and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b) Default — if a Default or Event of Default then exists, at the expense of the Obligors to visit and inspect any of the offices or properties of any Obligor or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Obligors authorize said accountants to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries), all at such times and as often as may be requested.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 7.4 Limitation on Disclosure Obligation The Obligors shall not be required to disclose the following information pursuant to Section 7.1(d)(ii), 7.1(g) or 7.3:
(a) information that the Obligors determine after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or
(b) information that, notwithstanding the confidentiality requirements of Section 21, the Obligors are prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Obligors and not entered into in contemplation of this clause (b), provided that the Obligors shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Obligors have received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.
Promptly after a request therefor from any Issuing Bank, the Obligors will provide such Issuing Bank with a written opinion of counsel (which may be addressed to the Obligors) relied upon as to any requested information that the Obligors are prohibited from disclosing to such Issuing Bank under circumstances described in this Section 7.4.
SECTION 8 [INTENTIONALLY OMITTED]
SECTION 9 AFFIRMATIVE COVENANTS
Each Obligor, jointly and severally, covenants that so long as any Performance-Based LC Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit or provision of Credit Support with respect to all Letters of Credit:
Section 9.1 Compliance with Law Without limiting Section 10.10, the Obligors will, and will cause each of their Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 9.2 Insurance The Obligors will, and will cause each of their Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3 Maintenance of Properties The Obligors will, and will cause each of their Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Obligors or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Obligors have concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4 Payment of Taxes and Claims The Obligors will, and will cause each of their Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of any Obligor or any Subsidiary, provided that no Obligor nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Obligors or a Subsidiary has established adequate reserves therefor in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Company) on the books of such Obligor or such Subsidiary or (ii) the non-filing and nonpayment of all such taxes, assessments and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.
Section 9.5 Corporate Existence, Etc. Subject to Section 10.7, the Obligors will at all times preserve and keep in full force and effect their corporate existence. Subject to Sections 10.7 and 10.8, the Obligors will at all times preserve and keep in full force and effect the corporate existence of each of their Subsidiaries (except that (i) Subsidiaries which are not members of the South African Group may merge into an Obligor and (ii) Subsidiaries which are members of the South African Group may merge with other members of the South African Group) and all rights and franchises of the Obligors and their Subsidiaries unless, in the good faith judgment of the Obligors, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6 Books and Records The Obligors will, and will cause each of their Subsidiaries to, maintain proper books of record and account in conformity with applicable generally accepted accounting principles and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 9.7 Priority of Obligations The Obligors will ensure that their payment obligations under the Financing Agreements will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Obligors except for obligations mandatorily preferred by law applying to companies generally. Notwithstanding the foregoing, at all times, the Company’s payment obligations with respect to the Letters of Credit and the payment obligations of the Subsidiary Guarantors under the Subsidiary Guarantee Agreement will rank at least pari passu, without preference or priority, with the respective obligations of the Company and the Subsidiary Guarantors under the Existing Financing Agreements, the LC Agreement and the Notes Financing Agreements. Notwithstanding the foregoing, in the event that the Company is required to cash collateralize the letters of credit under the LC Agreement, the Company may provide up to U.S.$15,000,000 (or its equivalent in any other currency) as cash collateral to collateralize such letters of credit without providing collateral to the Issuing Banks hereunder; provided (i) no Default or Event Default has occurred or would result from the provision of such cash collateral (other than any default or event of default caused by the Company’s failure to comply with Section 1.3(e) of the LC Agreement) and (ii) such cash collateralization is made pursuant to Section 1.3(e) of the LC Agreement.
Section 9.8 Minimum Interest Charge Coverage The Company will ensure that the ratio of Consolidated EBITDA to Consolidated Interest Payable is not, at the end of each Measurement Period, less than 4.00 to 1.00.
Section 9.9 Dividend Capture from South Africa The Obligors will ensure that cash Distributions are made to Pyramid Freight BVI in accordance with the general distribution principles applied by the Company in respect of cash Distributions made out of South Africa taking into account at any time the requirements of any applicable South African exchange control regulations, the local financial needs of the South African Group and any projected financial requirements of the South African Group.
Section 9.10 Additional Guarantors (a) The Company (i) will cause any Subsidiary of the Company, whether now owned or hereafter formed or acquired, that becomes a borrower, guarantor or other obligor under the LC Agreement, the Existing Financing Agreements or the Notes Financing Agreements, substantially concurrently, and (ii) may cause any Subsidiary of the Company to become a Subsidiary Guarantor (an “Additional Guarantor”) under the Subsidiary Guarantee Agreement by executing a joinder agreement to this Agreement in the form set out in Part 1 of Exhibit 9.10 (the “Joinder Agreement”) and in any such event the Company will cause such Subsidiary to deliver the relevant documents and evidence listed in Part 2 of Exhibit 9.10.
(b) As from the date of the Joinder Agreement, the relevant Subsidiary shall become an Obligor and Subsidiary Guarantor under this Agreement.

UTi Worldwide Inc.	Letter of Credit Agreement
(c) The Company agrees that:
(i) within 10 days following execution of a Joinder Agreement it will provide at least one original and to each Issuing Bank a copy of that Joinder Agreement (with evidence as to payment of any applicable stamp duty or similar tax); and
(ii) immediately on execution of any such Joinder Agreement it will provide to each Issuing Bank a legal opinion (from legal counsel approved by the Issuing Banks acting reasonably) confirming (1) the due execution and delivery of such Joinder Agreement, and the validity and enforceability of the obligations of the relevant Subsidiary Guarantor under such Joinder Agreement and this Agreement subject to such exceptions, assumptions and qualifications as are substantially similar to those delivered with respect to the obligations of the Subsidiary Guarantors as of the date of Closing and (2) such other matters as the Issuing Banks may reasonably request so long as such opinions are substantially similar in scope to the opinions delivered in connection with the Closing of this Agreement. The Company shall cause such additional Subsidiary Guarantor to deliver such other closing showings as may be reasonably requested by the Issuing Banks substantially similar in scope to the closing showings delivered by the original Subsidiary Guarantors at the Closing.
(d) The Company shall, by not less than 3 Business Days’ prior written notice to each Issuing Bank, notify each Issuing Bank of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to this Section 9.10.
(e) Following the giving of any notice pursuant to paragraph (d) above, if the accession of such Additional Guarantor obliges each Issuing Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of each Issuing Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by each Issuing Bank in order for each Issuing Bank or any prospective new Issuing Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
Section 9.11 Release of Subsidiary Guarantors (i) Upon notice by the Company to each Issuing Bank (which notice shall contain a certification by the Company as to the applicable matters specified below), a Subsidiary shall cease to be an Obligor under this Agreement if such Subsidiary has been (or will be concurrently) released as a borrower, guarantor or other obligor under the LC Agreement, the Existing Financing Agreements (and so long as the Existing Financing Agreements remain in place and such provision is contained therein such Subsidiary is not then designated as a borrower, guarantor or other obligor under any other credit facility of the Company or any Subsidiary that provides for credit in excess of U.S.$5,000,000 (or its equivalent in any other currency) in the aggregate) and the Notes Financing Agreements, provided, that, both immediately before and after giving effect to any such release (x) no Default or Event of Default shall have occurred and be continuing and (y) other than the payment of reasonable legal fees, no consideration was granted to any agent or Issuing Bank under the LC Agreement, the Existing Financing Agreements or the Notes Financing Agreements, directly or indirectly in connection with such release including, but not limited to, any payment of any fees, any increase in pricing, any additional Guaranty, any participation in other transactions or any other credit enhancement or other benefit or (ii) a Subsidiary shall cease to be an Obligor under this Agreement if the release of such Obligor is consented to by the Issuing Banks.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 9.12 Guarantor Cover Ratio (a) The Company will ensure that:
(i) the Gross Assets of the Subsidiary Guarantors shall at all times constitute 50% or more of the Gross Assets of the Group at that time; and
(ii) the aggregate contribution of the Subsidiary Guarantors to Consolidated EBITDA shall at all times be at least 45% of Consolidated EBITDA.
As used in this Section 9.12, the term “Subsidiary Guarantor” shall not include any Subsidiary Guarantor with respect to which (i) the Subsidiary Guaranty of such Subsidiary Guarantor for any reason, other than the satisfaction in full of all Obligations, has ceased to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or such Subsidiary Guarantor shall repudiate its obligations thereunder, (ii) such Subsidiary Guarantor shall contest the validity or enforceability of any Financing Agreement in writing or deny in writing that it has any further liability thereunder or (iii) it becomes unlawful for such Subsidiary Guarantor to perform its obligations under this Agreement or any other Financing Agreement (other than as set forth therein).
Notwithstanding anything to the contrary contained in this Section 9.12, in the event that the Company fails to comply with the requirements of this Section 9.12, the Company shall have the right, until thirty calendar days after the Company obtains knowledge of the occurrence of any of the events set forth in clauses (i) through (iii) of the paragraph above, to cure such failure by providing one or more replacement Subsidiary Guarantors in accordance with Section 9.10.
(b) The Company will ensure that the aggregate contribution of the Subsidiary Guarantors to Consolidated EBITDA shall at all times be at least equal to the aggregate contribution of the Subsidiary Guarantors (as defined in the Notes Financing Agreements) to Consolidated EBITDA.
(c) For the purpose of paragraphs (a) and (b) above:
(i) subject to sub-paragraph (ii) below:
(A) the contribution of each Subsidiary Guarantor will be determined from its financial statements which were delivered to each Issuing Bank pursuant to Section 7.1(h); and
(B) the financial condition of the Group will be determined from the latest consolidated financial statements of the Company;
(ii) if a person becomes a member of the Group after the date on which the latest consolidated financial statements of the Company were prepared:
(A) the contribution of that person will be determined from its latest quarterly or annual (as the case may be) financial statements; and
(B) the financial condition of the Group will still be determined from the latest consolidated financial statements of the Company but will be adjusted by reference to the financial statements referred to in paragraph (ii) (A) above to take into account that person becoming a member of the Group;

UTi Worldwide Inc.	Letter of Credit Agreement
(iii) the contribution of a Subsidiary Guarantor will:
(A) if it has Subsidiaries, be determined from its unconsolidated financial statements; and
(B) exclude intra-group items which would be eliminated in the consolidated financial statements of the Company; and
(C) in the case of Pyramid Freight BVI, Pyramid Freight BVI will exclude any amount of Pyramid Freight Debt owing to it and any other assets located in South Africa.
Section 9.13 Group Structure The Company will maintain its group structure in accordance with the group structure chart set forth in Schedule 5.4, except for changes which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. In no event shall any Subsidiary incorporated in any country other than South Africa be owned directly or indirectly by any member of the South African Group.
Section 9.14 CASS Agreement The Company will ensure that all amounts payable under the CASS Agreement are promptly paid when due unless such payment is being diligently contested in good faith by a member of the Group by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles of the relevant member of the Group have been set aside on its books.
Section 9.15 Further Assurances At any time or from time to time upon the request of an Issuing Bank, each Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as an Issuing Bank may reasonably request in order to effect fully the purposes of the Financing Agreements. In furtherance and not in limitation of the foregoing, each Obligor shall take such actions as an Issuing Bank may reasonably request from time to time to ensure that the Obligations are guarantied by the Subsidiary Guarantors.
Section 9.16 Additional Restrictions If at any time the Company or any Subsidiary Guarantor is a party to or shall enter into any agreement, instrument or other document with respect to any Indebtedness that provides for more than U.S.$25,000,000 (or its equivalent in any other currency) in principal amount of borrowings or availability, including, without limitation, any amendment to or modification or replacement of an agreement existing on the date of Closing (a “Reference Agreement”), or any subsequent amendment or modification to any such Reference Agreement (or waiver or consent modifying the terms of any Reference Agreement), which Reference Agreement includes financial covenants (whether expressed in ratios or as numerical or dollar thresholds in respect of future financial performance or condition), including such financial covenants which are expressed as “events of default”, in each case which are not otherwise included in this Agreement (herein referred to as “New Covenants”) or which would be more beneficial to the Issuing Banks than relevant similar covenants or like provisions contained in this Agreement (herein referred to as “Improved Covenants” and, together with New Covenants, “Additional Covenants”), then such Additional Covenants and all related provisions and definitions shall be deemed incorporated by reference into Section 7.2(a), Section 10 and Section 11(c) of this Agreement, mutatis mutandi, as if set forth fully in this Agreement effective as of the date when such Additional Covenants became effective under the applicable Reference Agreement. The Company shall
(1) provide a copy of such Additional Covenants and all related provisions and definitions to the Issuing Banks promptly upon entering into the Reference Agreement, including with such copy a notice to the Issuing Banks, provided that the failure of the Company to provide a copy of such Additional Covenants to the Issuing Banks shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 9.16; and

UTi Worldwide Inc.	Letter of Credit Agreement
(2) as promptly as possible following delivery of such copy, provide the draft of a statement of incorporation (a “Memorialization”) to be executed by the Company and the Issuing Banks, which Memorialization shall set out the terms of the Additional Covenants and related provisions and definitions as incorporated into this Agreement, with all appropriate changes required in connection with incorporating the Additional Covenants mutatis mutandi.
If the Company fails to provide a draft of a Memorialization, then any Issuing Bank may produce a draft for the consideration of the Company and the other Issuing Banks. Any Memorialization executed and delivered by the Company and by the Issuing Banks shall be good and sufficient evidence of the terms of any such Additional Covenant as incorporated into this Agreement, provided that the failure of the Issuing Banks and the Company to execute and deliver any Memorialization shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 9.16.
Notwithstanding the foregoing, provided that no Default or Event of Default has occurred and is then continuing, (A) if any Additional Covenant that has been incorporated herein pursuant to this Section 9.16 is subsequently amended or modified in the relevant Reference Agreement with the effect that such Additional Covenant is made less restrictive on the Company, such Additional Covenant, as amended or modified, shall be deemed incorporated by reference into this Agreement replacing such Additional Covenant as originally incorporated, mutatis mutandi, as if set forth fully in this Agreement, effective beginning on the date on which such amendment or modification is effective under the relevant Reference Agreement and (B) if any Additional Covenant that has been incorporated herein pursuant to this Section 9.16 is subsequently removed or terminated from the relevant Reference Agreement or the Company and its Subsidiary Guarantors are otherwise no longer required to comply therewith under the relevant Reference Agreement, the Company and its Subsidiaries, beginning on the effective date such Additional Covenant is removed or terminated from the relevant Reference Agreement or the Company and its Subsidiary Guarantors are otherwise no longer required to comply with such Additional Covenant, shall no longer be or remain obligated to comply with such Additional Covenant hereunder; provided, however, that in no event shall an Improved Covenant be amended, modified, terminated or removed pursuant to this Section 9.16 such that it is made less restrictive on the Company than the form of the relevant similar covenant or like provision in this Agreement that it replaced, amended or modified, it being the intent of this Agreement in such cases to return such covenants or provisions, upon the date of such amendment, modification, termination or removal, to the text of such covenant or provision as it existed immediately prior to the incorporation of such Improved Covenant pursuant to this Section 9.16.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 9.17 “Know Your Customer” checks If:
(i) The introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii) any change in the status of an Obligor after the date of this Agreement; or
(iii) a proposed assignment or transfer by the Issuing Bank of any of its rights and obligations under this Agreement in accordance with Section 14.2, obliges the Issuing Bank (or, in the case of paragraph (iii) above, any prospective Issuing Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Issuing Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Issuing Bank (or, in the case of the event described in paragraph (iii) above, any prospective new Issuing Bank to carry out and be satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Financing Agreements.
Section 9.18 Post-Closing Obligations Within 20 days from Closing Date, or such other date to which the Issuing Banks expressly agree, the Company, on behalf of itself, each Spanish Obligor, and the Issuing Banks shall have formalized the ratification of the position of each Spanish Obligor as Subsidiary Guarantors under this Agreement into a public document (escritura pública) for the purposes of article 517, paragraph 2, number 4 of the Spanish Civil Procedural Law (Ley 1/2000 de 7 de enero, Ley de Enjuiciamiento Civil) (the “Civil Procedural Law”) before a Spanish notary public, at the expense of the Company. Within two Business Days from the execution of the notarial deed, the Company shall have supplied to each Issuing Bank an authorized copy (primera copia autorizada) of that deed.
SECTION 10 NEGATIVE COVENANTS
Each Obligor, jointly and severally, covenants that so long as any Performance-Based LC Commitment is in effect and until payment in full of all Obligations and cancellation, expiration or cash collateralization of all Letters of Credit or receipt of a backstop letter of credit with respect to all Letters of Credit:
Section 10.1 Transactions with Affiliates The Obligors will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Obligors or another Subsidiary which is not a member of the South African Group), except in the ordinary course and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Obligors or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 10.2 Consolidated Net Worth The Company will ensure that Consolidated Net Worth is not, as of the end of any fiscal quarter in each fiscal year beginning with the fiscal quarter ended July 31, 2009, less than U.S.$637,049,000 (the “Threshold CNW Amount”) plus:
(a) (from and including the last day of the fiscal year of the Company ending January 31, 2010) an amount equal to 25% of the annual net earnings of the Company in respect of each fiscal year (but, in each case, only if a positive number); and
(b) the aggregate of any amounts by which the Threshold CNW Amount has been increased by any additions under paragraph (a) above in previous years.
Section 10.3 Consolidated Total Debt Coverage The Company will ensure that the ratio of Consolidated Total Borrowings to Consolidated EBITDA (the “Leverage Ratio”) is not, at the end of each Measurement Period, greater than 3.00 to 1.00.
Section 10.4 Priority Debt The Obligors will not, at any time, permit Priority Debt to exceed 15% of Consolidated Total Capitalization determined as of the end of the most recently ended fiscal quarter.
Section 10.5 Liens The Obligors will not, and will not permit any of their Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits, except:
(a) any Lien comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(b) any Lien arising by operation of law and in the ordinary course of business;
(c) Liens for taxes, assessments or other governmental charges or levies which are not yet due and payable or the payment of which is not at the time required by Section 9.4;
(d) any Lien in column 11 (Security) of Schedule 5.15;
(e) attachments, appeal bonds, judgments and other similar Liens for sums not exceeding in aggregate U.S.$5,000,000 (or its equivalent in any other currency) arising in connection with any court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any member of the Group;

UTi Worldwide Inc.	Letter of Credit Agreement
(g) any Lien granted pursuant to the Financing Agreements and any Lien granted pursuant to the Existing Financing Agreements, the LC Agreement or the Notes Financing Agreements to the extent an equal and ratable Lien is granted to the Issuing Banks to the extent required by Section 9.7;
(h) any Lien constituted by the Cession in Security Agreement and in respect of a New Zealand Obligor, any “security interest” as defined in section 17(1)(b) of the Personal Property Securities Act 1999 (NZ) which does not secure payment or performance of any obligation;
(i) any Lien in favor of CASS arising under the CASS Agreement;
(j) any Lien arising as a result of a Capital Lease permitted to exist under Section 10.13;
(k) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;
(l) Liens securing obligations of a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) to the Company or to another Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) and Liens securing obligations of a member of the South African Group or Pyramid Freight BVI (to the extent that such Liens attach only to assets located in South Africa) to another member of the South African Group or Pyramid Freight BVI;
(m) any Lien on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement but only provided that (i) the aggregate amount covered by any such Lien does not exceed U.S.$10,000,000 (or its equivalent in any other currency) at any time, (ii) such Lien is only in place for the period of six (6) months from the date of acquisition and (iii) the principal amount secured by that Lien has not been incurred or increased in contemplation of, or since, the acquisition; and
(n) if and so long as on the date such Liens are granted no Default or Event of Default exists hereunder or would result hereunder, including, without limitation, under Section 10.4, Liens securing Indebtedness of the Company or any Subsidiary in addition to those described in clauses (a) through (m) above.
For the purposes of this Section 10.5, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Indebtedness secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 10.6 Subsidiary Indebtedness In addition to and not in limitation of any other applicable restrictions herein, including Sections 10.3 and 10.4, the Company will not, at any time, permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:
(a) Indebtedness consisting of direct obligations or Guaranties of the LC Agreement by Subsidiaries of the Company which Subsidiaries also guarantee the obligations of the Company under the Financing Agreements;
(b) any Indebtedness incurred under the Financing Agreements;
(c) Indebtedness of (or the commitment to extend credit to) a Subsidiary on the date of Closing and identified in Schedule 5.15; provided that such Indebtedness shall not be extended, renewed, refinanced or refunded except as otherwise provided in subsection (f) below;
(d) Indebtedness of a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) owed to the Company, an Obligor or a Wholly-Owned Subsidiary (other than a member of the South African Group or Pyramid Freight BVI);
(e) Indebtedness incurred under any Capital Lease permitted to exist under Section 10.13;
(f) Refinancing Indebtedness;
(g) Indebtedness of a Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary, provided that (i) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and (ii) immediately after such Subsidiary becomes a Subsidiary, no Default or Event of Default shall exist, and provided, further, that such Indebtedness shall not be extended, renewed, refinanced or refunded except as otherwise provided herein;
(h) Indebtedness of members of the South African Group owed under the South African Facility in an amount not to exceed South African Rand 1,000,000,000 (or its equivalent in any other currency) at any time;
(i) Indebtedness under the (i) Permitted Earnout Arrangements and (ii) any similar earnout arrangements entered into in the future in an aggregate amount of up to U.S.$100,000,000 (or its equivalent in any other currency) to the extent such indebtedness remains contingent in accordance with the terms of the earnout arrangements;
(j) any Indebtedness owed by a member of the South African Group to another member of the South African Group;
(k) any Indebtedness consisting of direct obligations or Guaranties of the Existing Financing Agreements and the Notes Financing Agreements by Subsidiaries of the Company which Subsidiaries also guarantee the obligations of the Company under the Financing Agreements; and
(l) Indebtedness of a Subsidiary in addition to that otherwise permitted by the foregoing provisions, provided that on the date such Subsidiary incurs or otherwise becomes liable with respect to any such Indebtedness, and immediately after giving effect to the incurrence thereof, no Default or Event of Default exists hereunder, including, without limitation, under Section 10.4.

UTi Worldwide Inc.	Letter of Credit Agreement
For the purpose of this Section 10.6, any Person becoming a Subsidiary after the date of the Closing shall be deemed, at the time it becomes such a Subsidiary, to have incurred all of its then outstanding Indebtedness.
Notwithstanding the foregoing, (x) the aggregate amount of Indebtedness incurred or owed by members of the South African Group (and by Pyramid Freight BVI to the extent that such amount is owed to an entity located in South Africa) under paragraphs (c), (e), (g), (h) and (i), above (excluding, for the avoidance of doubt the Pyramid Freight Debt or any amounts owing under the Pyramid Freight Loan Agreements) shall not at any time exceed South African Rand 1,000,000,000 (or its equivalent) and (y) the aggregate amount of Indebtedness in respect of which interest or equivalent payments are payable and incurred or owed by members of the South African Group under paragraphs (c), (e), (g) and (i) above (excluding, for the avoidance of doubt the Pyramid Freight Debt or any amounts owing under the Pyramid Freight Loan Agreements) shall not at any time exceed South African Rand 650,000,000 (or its equivalent).
Section 10.7 Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia) or any other Permitted Jurisdiction, and, if the Company is not such corporation, (i) such corporation shall have executed and delivered to each Issuing Bank its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and (ii) such corporation shall have caused to be delivered to each Issuing Bank an opinion of internationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Issuing Banks, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.7 from its liability under this Agreement.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 10.8 Sale of Assets Except as permitted by Section 10.7, the Obligors will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively, a “Disposition”), any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, other than:
(a) Dispositions in the ordinary course of business;
(b) Dispositions by a Subsidiary to the Company or a Wholly-Owned Subsidiary which is not a member of the South African Group or Pyramid Freight BVI and Dispositions by a Subsidiary which is a member of the South African Group to a Subsidiary which is a member of the South African Group or Pyramid Freight BVI; and
(c) Dispositions not otherwise permitted by clause (a) or (b) of this Section 10.8, provided that (i) the aggregate net book value of all assets so disposed of in any twelve-month period pursuant to this Section 10.8(c) does not exceed 10% of Consolidated Total Assets as of the last day of the most recently ended fiscal year and (ii) after giving effect to such transaction, no Default or Event of Default shall exist.
The Obligors may, or may permit a Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (c)(i) of the preceding sentence if:
(A) (x) in the case of a Disposition by a Person who is not a member of the South African Group, the net proceeds from such Disposition are reinvested in productive assets to be used in the existing business of the Company or a Subsidiary which is not (i) a member of the South African Group or (ii) Pyramid Freight BVI (to the extent such assets are in South Africa) and (y) in the case of a Disposition by a Person who is a member of the South African Group, the net proceeds from such Disposition are reinvested in productive assets to be used in the existing business of the Company or a Subsidiary; or
(B) (x) in the case of a Disposition by a Person who is not a member of the South African Group, the net proceeds from such Disposition are applied to the payment or prepayment of Senior Indebtedness (other than Senior Indebtedness in respect of any revolving credit or similar credit facility providing the Company or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Indebtedness the available credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of Senior Indebtedness) and (y) in the case of a Disposition by a Person who is a member of the South African Group, the net proceeds from such Disposition are applied to the payment or prepayment of Indebtedness of the Company or any Subsidiary owing to any Person that is not a Subsidiary or Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Company or Subsidiary (other than Indebtedness in respect of any revolving credit or similar facility except to the extent that such facility is permanently reduced).
For purposes of the foregoing clauses (A) and (B), to the extent that the assets that are disposed of are assets owned by a Person other than a member of the South African Group or Pyramid Freight BVI, the proceeds of such Disposition shall only be applied to acquire assets, or prepay debt of, an Obligor or a Subsidiary which is not a member of the South African Group or Pyramid Freight BVI.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 10.9 Line of Business The Obligors will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, are engaged on the date of this Agreement.
Section 10.10 Terrorism Sanctions Regulations The Obligors will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.
Section 10.11 Subsidiaries in South Africa No Subsidiary of the Company incorporated in South Africa may become an obligor or guarantor under the LC Agreement, Existing Financing Agreements or Notes Financing Agreements. Neither the Company nor any Subsidiary of the Company incorporated in any jurisdiction other than South Africa may become an obligor or guarantor under the South African Facility. The Company will not at any time have any Indebtedness outstanding under which the creditor with respect to such Indebtedness is a member of the South African Group or Pyramid Freight BVI.
Section 10.12 Capital Leases Capital Leases of the Company and its Subsidiaries will not, at any time, exceed in the aggregate U.S.$90,000,000 (or its equivalent in any other currency).
Section 10.13 Lake States Trucking So long as Lake States Trucking, Inc. remains a Subsidiary Guarantor, it will not carry out any business other than incurring Indebtedness under the Financing Agreements, the Existing Financing Agreements and the LC Agreement or hold any assets other than assets that do not constitute more than 2.0% of the Group’s assets or income.
Section 10.14 [Reserved]
Section 10.15 Acquisitions No Obligor shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any acquisition except:
(a) acquisition by Pyramid Freight of Kagiso Sisonke Empowerment Trust’s interest in the Sisonke Partnership on the terms set out in the Sisonke Partnership agreement between Pyramid Freight, Kagiso Ventures Limited, UTi Worldwide Inc. and the Trustees of the Kagiso Sisonke Empowerment Trust;
(b) acquisition by Span America Holding Company, Inc. of all or a portion of Excel MPL-AVBA & Co.’s shares of Ema, United States, Inc. on the terms set forth in the Shareholder Agreement dated May 25, 2007, by Span America Holding Company, Inc. and Excel MPL-AVBA & Co., as amended from time to time;

UTi Worldwide Inc.	Letter of Credit Agreement
(c) acquisition by UTi (Netherlands) Holdings B.V. of ZIM Integrated Shipping Services Ltd.’s shares of UTi Logistics Israel Ltd. on the terms set forth in the Shareholder Agreement dated April 26, 2007, by and among UTi (Netherlands) Holdings B.V., ZIM Integrated Shipping Services Ltd. and UTi Logistics Israel Ltd., as amended from time to time, and
(d) acquisitions made by an Obligor or any of its Subsidiaries not otherwise permitted under sub-paragraphs (a) and (b) where the consideration in respect of that acquisition when aggregated with (A) the amount that could become payable in respect of any earn out arrangements that form part of that acquisition and (B) the amount that the Company, acting reasonably, considers could become payable under any indemnities connected with that such acquisitions does not exceed US$100,000,000 in the aggregate for any twelve-month period; provided:
(i) immediately after completing that acquisition the Company is in compliance with the financial covenants set forth in Sections 9.8 and 10.3 on a pro forma basis after giving effect to such acquisition as of the last quarter most recently ended; and
(ii) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
Section 10.16 No Further Negative Pledges Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Disposition and (b) restrictions in the Financing Agreements, the LC Agreement, the Existing Financing Agreements, the Notes Financing Agreements, the agreements evidencing Indebtedness listed on Schedule 5.15 by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Obligor shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to the extent it would prohibit the granting of a lien required by Section 3.5 or Section 9.7 hereof.
Section 10.17 Restricted Payments The Company will not through any manner or means or through any other Person to, directly or indirectly, declare, pay or make dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or do anything with the same economic effect or repay or distribute any dividend or share premium reserve (collectively, “Distributions”), except that (a) the Company may make Distributions in an amount not to exceed US$15,000,000 (or its equivalent) in any fiscal year of the Company and (b) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock.
Section 10.18 Amendments or Waivers of Organizational Documents The Obligors will not agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date in a manner materially adverse to the Issuing Banks without in each case obtaining the prior written consent of the Issuing Banks to such amendment, restatement, supplement or other modification or waiver.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 10.19 Fiscal Year The Obligors will not and will not permit any Subsidiary to change its fiscal year end from January 31.
Section 10.20 Fixed Charges Coverage Ratio The Company will not, as of the end of any Measurement Period, permit the Fixed Charges Coverage Ratio to be less than 1.75 to 1:00 on or prior to July 31, 2010 or 2.00 to 1.00 at any time thereafter.
SECTION 11 EVENTS OF DEFAULT
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a) any Obligor defaults in the payment of any reimbursement obligation with respect to any Letter of Credit when the same becomes due and payable, whether at maturity or by declaration or otherwise; or
(b) any Obligor defaults in the payment of any interest, any commitment fee or any fee with respect to any Letter of Credit or any amount payable pursuant to Section 13 or otherwise pursuant to this Agreement for more than five Business Days after the same becomes due and payable; or
(c) (i) any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in Section 23, or (ii) any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 9.8, 9.12, 10.1 through 10.10, inclusive, or Section 10.16 through 10.20, inclusive, or (iii) the Company delivers audited financial statements with an Impermissible Qualification; or
(d) any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) any Obligor receiving written notice of such default from any Issuing Bank (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in any Financing Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

UTi Worldwide Inc.	Letter of Credit Agreement
(f) (i) any Obligor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least U.S.$10,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) any Obligor or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least U.S.$10,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Obligor or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least U.S.$10,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require any Obligor or any Subsidiary so to purchase or repay such Indebtedness other than (in the case of each of clauses (i) through (iii) immediately above) Indebtedness consisting of Capital Leases if the non-payment of such Indebtedness has resulted from the loss of the asset which is subject to the Capital Lease to the extent the obligations under that Capital Lease are covered by insurance; or
(g) any Obligor or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, winding up, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, winding up, moratorium or other similar law of any jurisdiction, (iii) makes an assignment, composition or arrangement for the benefit of its creditors, (iv) consents to the appointment of a liquidator, custodian, receiver, administrative receiver or administrator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any of its Significant Subsidiaries, a liquidator, custodian, receiver, administrative receiver or administrator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets or property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of any Obligor or any of its Significant Subsidiaries, or any such petition shall be filed against any Obligor or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days (unless (x) such petition is a winding-up petition instructed under the laws of England and Wales which is vexatious or frivolous, in which case such period shall be shortened to 14 days or (y) any such other petition, proceedings or other action is instigated under the laws of England and Wales, in which case such period shall be shortened to zero days); or
(i) any event occurs with respect to any Obligor or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or (h), including but not limited to, (x) a Dutch Obligor being declared bankrupt (failliet verklaard) or dissolved (ontbonden) and (y) a winding-up, administration or dissolution (and each of those terms) and including insolvency proceedings (Insolvenzverfahren) in Germany, provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or (h); or

UTi Worldwide Inc.	Letter of Credit Agreement
(j) a final judgment or judgments for the payment of money aggregating in excess of 5% of Consolidated Net Worth (or its equivalent in the relevant currency of payment) are rendered against one or more of any Obligor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, shall exceed 5% of Consolidated Net Worth, (iv) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor or any Subsidiary thereunder, (vii) any Obligor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or (viii) any Obligor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or
(l) an Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company; or
(m) a Material Adverse Effect has occurred; provided that in the event that the Company fails to comply with clause (b) or (c) of the definition of “Material Adverse Effect” with respect to a Subsidiary Guarantor, the Company shall have the right, until thirty calendar days after obtaining knowledge of the occurrence of such event, to cure such failure by providing one or more replacement Subsidiary Guarantors in accordance with Section 9.10 and such Material Adverse Effect shall not be a Default or Event of Default until such 30 calendar day period has expired without cure.

UTi Worldwide Inc.	Letter of Credit Agreement
As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.
SECTION 12 REMEDIES ON DEFAULT, ETC.
Section 12.1 Acceleration If an Event of Default with respect to any Obligor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, (i) all of the Obligors’ liabilities and obligations hereunder shall automatically become immediately due and payable without any election or action on the part of the Issuing Banks, (ii) the obligation of the Performance-Based LC Issuing Bank to issue any additional Letters of Credit shall immediately terminate and (iii) an amount equal to 105% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) shall immediately become due and payable and held in accordance with Section 3.5, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Obligor. Upon any such termination of a Letter of Credit outstanding hereunder, the applicable Issuing Bank shall be unconditionally and irrevocably released from any and all obligations thereunder without any further action by such Issuing Bank, Beneficiary, the Obligor or any other Person.
Section 12.2 Other Remedies If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Letters of Credit have become or have been declared immediately due and payable under Section 12.1, any Issuing Bank at the time outstanding may proceed to protect and enforce the rights of such Issuing Bank by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Financing Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3 [Intentionally Omitted]
Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Issuing Bank in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Issuing Bank’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any other Financing Agreement upon any Issuing Bank thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to each Issuing Bank on demand such further amount as shall be sufficient to cover all costs and expenses of such Issuing Bank incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 12.5 Executive Proceedings in Spain
(a) At the discretion of Issuing Banks, the ratification of the position of each Spanish Obligor as Guarantors under this Agreement shall be formalized into a Spanish public document (escritura pública), so that it has the status of a notarial document of loan for all purposes contemplated in Article 517, paragraph 2, number 4 of the Civil Procedural Law.
(b) Upon enforcement, the sum payable by any Spanish Obligor shall be the total aggregate amount of the entries made of the accounts maintained by each Issuing Bank pursuant to Section 3.7. For the purposes of Articles 571 et seq. of the Civil Procedural Law, the Obligors and the Issuing Banks expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.
(c) For the purposes of Articles 571 et seq. of the Civil Procedural Law, it is expressly agreed by the Obligors and the Issuing Banks that the determination of the debt to be claimed through the executive proceedings shall be effected by each Issuing Bank by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (b) above. By virtue of the foregoing, to exercise executive action by the Issuing Banks it will be sufficient to deliver (i) an original notarial first or authentic copy of this Agreement, (ii) the notarial document (acta notarial) which incorporates the certificate issued by the Issuing Bank of the amount due by any Spanish Obligor including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in paragraph (b) above, evidencing that the determination of the amounts due and payable by the Spanish Obligor has been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts, and (iii) a notarial document (acta notarial) evidencing that the Obligors have been served notice of the amount that is due and payable.
(d) The amount of the balances so established shall be notified to the Obligors in an attestable manner at least three days in advance of exercising the executive action set out in paragraph (c) above.
(e) The Spanish Obligors hereby expressly authorize each Issuing Bank to request and obtain certificates and documents, including second or further copies of the deed in which the position of each Spanish Obligor as Subsidiary Guarantors under this Agreement is formalized, issued by the notary who has formalized the position of each Spanish Obligor as Subsidiary Guarantors under this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose Article 517, paragraph 2, number 4 of the Civil Procedural Law. The cost of such certificates and documents will be for the account of the Obligors.
SECTION 13 TAX INDEMNIFICATION
All payments whatsoever under the Financing Agreements will be made by the Obligors in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

UTi Worldwide Inc.	Letter of Credit Agreement
If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by any Obligor under the Financing Agreements, the Obligors will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each Issuing Bank such additional amounts as may be necessary in order that the net amounts paid to such Issuing Bank pursuant to the terms of the Financing Agreements after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such Issuing Bank under the terms of the Financing Agreements before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:
(a) any Tax that would not have been imposed but for the existence of any present or former connection between such Issuing Bank (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such Issuing Bank, if such Issuing Bank is an estate, trust, partnership or corporation or any Person other than the Issuing Bank to whom the Letters of Credit or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Letter of Credit or the receipt of payments thereunder or in respect thereof, including, without limitation, such Issuing Bank (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for an Obligor, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement are made to, the Taxing Jurisdiction imposing the relevant Tax;
(b) any Tax that would not have been imposed but for the delay or failure by such Issuing Bank (following a written request by an Obligor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such Issuing Bank to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such Issuing Bank’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such Issuing Bank or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such Issuing Bank, and provided further that such Issuing Bank shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of an Obligor no later than 60 days after receipt by such Issuing Bank of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

UTi Worldwide Inc.	Letter of Credit Agreement
(c) any combination of clauses (a) and (b) above;
and provided further that in no event shall the Obligors be obligated to pay such additional amounts (i) to any Issuing Bank not resident in the United States of America or any other jurisdiction in which an original Issuing Bank is resident for tax purposes on the date of the Closing (the “Original Jurisdiction”) in excess of the amounts that the Obligors would be obligated to pay if such Issuing Bank had been a resident of the United States of America or the Original Jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or the Original Jurisdiction, as applicable, and the relevant Taxing Jurisdiction, or (ii) to any Issuing Bank registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Obligors shall have given timely notice of such law or interpretation to such Issuing Bank.
Each Issuing Bank agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by an Obligor all such forms, certificates, documents and returns provided to such Issuing Bank by such Obligor (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such Issuing Bank in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States or the Original Jurisdiction and such Taxing Jurisdiction and (y) provide an Obligor with such information with respect to such Issuing Bank as such Obligor may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any Issuing Bank to provide information with respect to any such Form or otherwise if in the opinion of such Issuing Bank such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such Issuing Bank, and provided further that each such Issuing Bank shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such Issuing Bank to an Obligor or mailed to the appropriate taxing authority (which shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form), whichever is applicable, within 60 days following a written request of an Obligor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of all or a portion of its rights and obligations under this Agreement, at least 90 days prior to the relevant interest payment date.
On or before the date of the Closing the Company will furnish each Issuing Bank with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in the British Virgin Islands pursuant to clause (b) of the first paragraph of this Section 13, if any, and in connection with the transfer of any Issuing Bank’s obligation to issue Letters of Credit hereunder the Company will furnish the transferee of such Issuing Bank’s obligation to issue Letters of Credit hereunder with copies of any Form and English translation then required.

UTi Worldwide Inc.	Letter of Credit Agreement
If any payment is made by an Obligor to or for the account of the Issuing Bank after deduction for or on account of any Taxes, and increased payments are made by such Obligor pursuant to this Section 13, then, if such Issuing Bank at its sole discretion determines that it has received or been granted a refund of such Taxes, such Issuing Bank shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Obligor such amount as such Issuing Bank shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the Issuing Bank to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Issuing Bank shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any Issuing Bank to disclose any information relating to its tax affairs or any computations in respect thereof.
The Obligors will furnish the Issuing Banks, promptly and in any event within 60 days after the date of any payment by an Obligor of any Tax in respect of any amounts paid under the Financing Agreements, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of an Obligor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any Issuing Bank.
If an Obligor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Obligor would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the Issuing Bank, and such Issuing Bank pays such liability, then such Obligor will promptly reimburse such Issuing Bank for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Obligor) upon demand by such Issuing Bank accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.
If an Obligor makes payment to or for the account of any Issuing Bank and such Issuing Bank is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such Issuing Bank shall, as soon as practicable after receiving written request from such Obligor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Obligors, subject, however, to the same limitations with respect to Forms as are set forth above.
The obligations of the Obligors under this Section 13 shall survive the payment in full of all amounts payable under this Agreement and the other Financing Agreements and cancellation or expiration of all Letters of Credit, or provision of Credit Support with respect to all Letters of Credit and the provisions of this Section 13 shall also apply to successive transferees of all or a portion of the Issuing Bank’s rights and obligations under this Agreement.

UTi Worldwide Inc.	Letter of Credit Agreement
SECTION 14 ASSIGNMENT AND PARTICIPATION
Section 14.1 [Intentionally Omitted]
Section 14.2 Assignment and Participation
(a) Each Issuing Bank may assign all or a portion of its rights and obligations under this Agreement and/or sell or otherwise dispose of all or a portion of any of its claims in any case, proceeding or other action commenced by or against the Obligors under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvency, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, in each case, so long as no Event of Default has occurred and is continuing, with the consent of the Company (such consent not to be unreasonably withheld or delayed); provided that the Company’s consent will not be required in the case of assignments to an Affiliate of the Issuing Bank.
(b) In addition, at any time, each Issuing Bank may, without the consent of the Company, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Issuing Bank’s rights and obligations under this Agreement; provided that (i) the participating Issuing Bank’s obligations under this Agreement shall remain unchanged, (ii) the participating Issuing Bank shall remain solely responsible to the Company for the performance of such obligations, and (iii) the Company shall continue to deal solely and directly with the participating Issuing Bank in connection with such Issuing Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which an Issuing Bank sells such a participation shall provide that the relevant Issuing Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Issuing Bank will not, without the consent of each Participant, agree to any amendment, modification or waiver which (x) has the effect of increasing the Maximum Draw Amount, reducing the rate of interest, letter of credit fees, commitment fees or any other amount payable to such Issuing Bank hereunder or under any other Financing Agreement, extending the applicable termination date, and releasing all or substantially all of the Subsidiary Guarantors or all or substantially all of the value of the Guaranty from the Guaranty or all or substantially all of any Credit Support provided under this Agreement and (y) directly affects such Participant (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in the Maximum Draw Amount shall be permitted without consent of any Participant if the Participant’s participation is not increased as a result thereof). The Company agrees that each Participant shall be entitled to the benefits of Sections 16.1, 16.2 and 16.3 to the same extent as if it were an Issuing Bank; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the participating Issuing Bank would have been entitled to receive in respect of the amount of the participation transferred by the participating Issuing Bank to such Participant had no such transfer occurred. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.3 as though it were an Issuing Bank.
Section 14.3 [Intentionally Omitted]
Section 14.4 [Intentionally Omitted]

UTi Worldwide Inc.	Letter of Credit Agreement
SECTION 15 PAYMENTS GENERALLY
Section 15.1 Place of Payment Payments made hereunder shall be made in New York, New York at the principal office of The Royal Bank of Scotland plc. The Company may at any time, by notice to each Issuing Bank, change the place of payments hereunder so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 15.2 [Intentionally Omitted]
Section 15.3 Set-off. An Issuing Bank may set off any matured obligation owed to it by an Obligor under the Financing Agreements (to the extent beneficially owned by that Issuing Bank) against any obligation (whether or not matured) owed by that Issuing Bank to an Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Issuing Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
SECTION 16 EXPENSES, ETC.
Section 16.1 Transaction Expenses Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required by the Issuing Banks, local or other counsel) incurred by the Issuing Banks in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Agreement, or by reason of being an Issuing Bank, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated by any Financing Agreement. The Company will pay, and will save each Issuing Bank harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders.
Section 16.2 Indemnification
(a) The Company shall indemnify each Issuing Bank, and each such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Financing Agreements or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Obligor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

UTi Worldwide Inc.	Letter of Credit Agreement
(b) Without duplication of any obligation of the Company under Section 16.2(a), in addition to amounts payable as provided herein, the Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by an Issuing Bank, other than as a result of (1) the bad faith, gross negligence or willful misconduct of an Issuing Bank or (2) the wrongful dishonor by an Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of an Issuing Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
Section 16.3 Certain Taxes Each Obligor agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement, the Subsidiary Guarantee Agreement or the execution and delivery (but not the assignment or transfer) or the enforcement of any of the Obligations in the United States or any Applicable Jurisdiction or in any jurisdiction where an Obligor is organized or where an Obligor has assets or of any amendment of, or waiver or consent under or with respect to, any Financing Agreement, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Obligors pursuant to this Section 16 or any other tax of a similar nature which might be chargeable, and will save each Issuing Bank to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Obligors hereunder.
Section 16.4 Survival The obligations of the Obligors under this Section 16 will survive the payment or transfer of all or a portion of the Issuing Bank’s rights and obligations under this Agreement, the enforcement, amendment or waiver of any provision of any Financing Agreement, and the termination of any Financing Agreement.
SECTION 17 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT
All representations and warranties contained herein shall survive the execution and delivery of the Financing Agreements, the purchase or transfer by any Issuing Bank or portion thereof or interest therein and the payment with respect to the Letters of Credit, and may be relied upon by any subsequent Issuing Bank, regardless of any investigation made at any time by or on behalf of such Issuing Bank or any other Issuing Bank. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to any Financing Agreement shall be deemed representations and warranties of such Obligor under such Financing Agreement. Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between each Issuing Bank and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

UTi Worldwide Inc.	Letter of Credit Agreement
SECTION 18 AMENDMENT AND WAIVER
Section 18.1 Requirements This Agreement and the other Financing Agreements may be amended, and the observance of any term hereof or of any other Financing Agreement may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Issuing Banks.
Section 18.2 Solicitation of Issuing Banks
(a) Solicitation. The Company will provide each Issuing Bank (irrespective of the amount of Letters of Credit then issued by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Issuing Bank to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of any other Financing Agreement. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each Issuing Bank promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Issuing Bank.
(b) Payment. No Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Issuing Bank as consideration for or as an inducement to the entering into by any Issuing Bank of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Issuing Bank even if such Issuing Bank did not consent to such waiver or amendment.
Section 18.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 applies equally to all Issuing Banks and is binding upon them and upon each future Issuing Bank and upon the Obligors. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Obligors and any Issuing Bank nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any Issuing Bank. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
Section 18.4 Reference to Issuing Banks Upon the termination or expiration of the Financial Letter of Credit or provision of Credit Support with respect to the Financial Letter of Credit, any consent, approval or waiver of an Issuing Bank required hereunder shall be deemed to refer only to the Performance-Based Letter of Credit Issuing Bank (and its successors and assignees).

UTi Worldwide Inc.	Letter of Credit Agreement
SECTION 19 NOTICES; ENGLISH LANGUAGE
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized international commercial delivery service (charges prepaid), or (b) by a recognized international commercial delivery service (with charges prepaid). Any such notice must be sent:
(i) if to an Issuing Bank or its nominee, to such Issuing Bank or nominee at the address specified for such communications in Schedule A, or at such other address as such Issuing Bank or nominee shall have specified to the Company in writing, or
(ii) if to any Obligor, to the Company at its address set forth at the beginning hereof to the attention of Lawrence R. Samuels, Chief Financial Officer, or at such other address as the Company shall have specified to each Issuing Bank in writing; provided that notices pursuant to Section 3.2 shall be sent to the address provided therein.
Notices under this Section 19 will be deemed given only when actually received.
Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.
This Agreement and the other Financing Agreements have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in an Applicable Jurisdiction or in any jurisdiction where an Obligor is organized or where an Obligor has assets or any other jurisdiction in respect hereof or thereof.
SECTION 20 REPRODUCTION OF DOCUMENTS
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Issuing Bank at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to any Issuing Bank, may be reproduced by such Issuing Bank by any photographic, photostatic, electronic, digital or other similar process and such Issuing Bank may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Issuing Bank in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Obligors or any other Issuing Bank from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

UTi Worldwide Inc.	Letter of Credit Agreement
SECTION 21 CONFIDENTIAL INFORMATION
For the purposes of this Section 21, “Confidential Information” means information delivered to any Issuing Bank by or on behalf of any Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Issuing Bank as being confidential information of such Obligor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Issuing Bank prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Issuing Bank or any person acting on such Issuing Bank’s behalf, (c) otherwise becomes known to such Issuing Bank other than through disclosure by such Obligor or such Subsidiary or (d) constitutes financial statements delivered to such Issuing Bank under Section 7.1 that are otherwise publicly available. Each Issuing Bank will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Issuing Bank in good faith to protect confidential information of third parties delivered to such Issuing Bank, provided that such Issuing Bank may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees and attorneys (to the extent such disclosure reasonably relates to the Letters of Credit and the obligations of the Issuing Banks hereunder), and provided such Issuing Banks advise such Person of the confidential nature of such information, (ii) its financial advisors, other professional advisors, agents and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other Issuing Bank, (iv) any assignee or any participant with respect to the Issuing Bank’s obligations hereunder (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any security of an Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Issuing Bank, (vii) the NAIC or any similar organization, or any nationally recognized rating agency that requires access to information about such Issuing Bank’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Issuing Bank, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Issuing Bank is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Issuing Bank may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement and the other Financing Agreements. Each Issuing Bank will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any Issuing Bank of information required to be delivered to such Issuing Bank under this Agreement or requested by such Issuing Bank (other than an Issuing Bank that is a party to this Agreement or its nominee), such Issuing Bank will enter into an agreement with the Company embodying the provisions of this Section 21.

UTi Worldwide Inc.	Letter of Credit Agreement
SECTION 22 [INTENTIONALLY OMITTED]
SECTION 23 SUBSIDIARY GUARANTEE AGREEMENT
Section 23.1 Guarantee and Indemnity Each Subsidiary Guarantor jointly and severally and irrevocably and unconditionally:
(a) guarantees to each Issuing Bank punctual performance by each Obligor of all its obligations under the Financing Agreements;
(b) undertakes with each Issuing Bank to pay as primary obligor and not as surety, principal, interest and all other amounts due under or in connection with any Financing Agreement including but not limited to the payment of principal, interest (including default interest and post-petition interest) and the make-whole amount or swap breakage amounts or libor breakage amounts, if any, and the due and punctual payment of all other amounts payable (all such obligations so guaranteed are herein collectively referred to as the “Guaranteed Obligations”), it must immediately on demand by the Issuing Banks pay that amount as if it were the principal obligor in respect of that amount; and
(c) indemnifies each Issuing Bank immediately on demand against any loss or liability suffered by that Issuing Bank if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Issuing Banks would otherwise have been entitled to recover.
Section 23.2 Continuing Guarantee (a) This Subsidiary Guarantee Agreement is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Financing Agreements, regardless of any intermediate payment or discharge in whole or in part.
(b) The obligations guaranteed by each Subsidiary Guarantor under this Section 23 and the losses and liabilities against which each Subsidiary Guarantor indemnifies the Issuing Bank include, in each case, all amounts which arise under the Financing Agreements after a petition is filed by, or against, any Obligor under the US Bankruptcy Code of 1978 (or in analogous circumstances under any applicable law in any other applicable jurisdiction) even if the liabilities or obligations do not accrue against such Obligor because of the automatic stay under section 362 of the US Bankruptcy Code of 1978 (or because of any analogous provision under any applicable law in any other jurisdiction) or because any such obligation is not an allowed claim against such Obligor in any such bankruptcy proceedings or otherwise.
Section 23.3 Reinstatement (a) If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Subsidiary Guarantor under this Section 23 will continue or be reinstated as if the discharge or arrangement had not occurred.
(b) Each Issuing Bank may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 23.4 Waiver of Defenses (a) The obligations of each Subsidiary Guarantor under this Section 23 will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Section 23 (whether or not known to it or any Issuing Bank). This includes:
(i) any time or waiver granted to, or composition with, any person;
(ii) any release of any person under the terms of any composition or arrangement;
(iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(iv) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;
(v) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person and including notice of an adverse change in the financial condition of any Obligor or any other fact that might increase or expand any Subsidiary Guarantor’s risk hereunder;
(vi) any amendment, novation, supplement, extension or reinstatement (however fundamental and of whatever nature) of a Financing Agreement or any other document or security;
(vii) any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Financing Agreement or any other document or security;
(viii) any insolvency or similar proceedings;
(ix) notice of acceptance of this Subsidiary Guarantee Agreement;
(x) notice of any issuance of Letters of Credit under this Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of each Issuing Bank to ascertain the amount of the Guaranteed Obligations at any reasonable time;
(xi) notice of the amount of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of each Issuing Bank to ascertain the amount of the Guaranteed Obligations at any reasonable time;
(xii) all other notices and demands to which such Subsidiary Guarantor might otherwise be entitled;
(xiii) the defense of the “single action” rule or any similar right or protection, and the right by statute or otherwise to require any Issuing Bank to institute suit against the Company or to exhaust its rights and remedies against the Company, the Subsidiary Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the Issuing Banks by such Subsidiary Guarantor; and

UTi Worldwide Inc.	Letter of Credit Agreement
(xiv) any other defense which the Subsidiary Guarantor may have to the full and complete performance of its obligations hereunder.
(b) Each Spanish Obligor waives any right of exclusion, order or division (beneficios de excusión, orden y división) under Article 1830 et seq. of the Spanish Civil Code.
(c) Each Belgian Obligor waives any right of discussion or division (bénéfice de discussion et de division) under article 2021 and 2026 of the Belgian Civil Code.
Section 23.5 Immediate Recourse (a) Each Subsidiary Guarantor waives any right it may have of first requiring any Issuing Bank (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Subsidiary Guarantor under this Section 23.
(b) This waiver applies irrespective of any law or any provision of a Financing Agreement to the contrary.
Section 23.6 Appropriations Until all amounts which may be or become payable by the Obligors under or in connection with the Financing Agreements have been irrevocably paid in full, each Issuing Bank (or any trustee or agent on its behalf) may without affecting the liability of any Subsidiary Guarantor under this Section 23:
(a) (i) refrain from applying or enforcing any other moneys, security or rights held or received by that Issuing Bank (or any trustee or agent on its behalf) against those amounts; or
(ii) apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and
(b) hold in an interest-bearing suspense account any moneys received from any Subsidiary Guarantor or on account of that Subsidiary Guarantor’s liability under this Section 23.
Section 23.7 Non-competition Unless:
(a) all amounts which may be or become payable by the Obligors under or in connection with the Financing Agreements have been irrevocably paid in full; or
(b) the Issuing Banks, acting reasonably, otherwise direct,
no Subsidiary Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Section 23:
(i) be subrogated to any rights, security or moneys held, received or receivable by any Issuing Bank (or any trustee or agent on its behalf);
(ii) be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Subsidiary Guarantor’s liability under this Section 23;

UTi Worldwide Inc.	Letter of Credit Agreement
(iii) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Issuing Bank (or any trustee or agent on its behalf); or
(iv) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
Each Subsidiary Guarantor must hold in trust for and immediately pay or transfer to the Issuing Banks on a pro rata basis any payment or distribution or benefit of security received by it contrary to this Section 23 or in accordance with any directions given by the Issuing Banks under this Section 23.
Section 23.8 Release of Subsidiary Guarantors’ Right of Contribution If any Subsidiary Guarantor ceases to be a Subsidiary Guarantor in accordance with the terms of the Financing Agreements for the purposes of any sale or other disposal of that Subsidiary Guarantor:
(a) that Subsidiary Guarantor will be released by each other Subsidiary Guarantor from any liability whatsoever to make a contribution to any other Subsidiary Guarantor arising by reason of the performance by any other Subsidiary Guarantor of its obligations under the Financing Agreements; and
(b) each other Subsidiary Guarantor will waive any rights it may have by reason of the performance of its obligations under the Financing Agreements to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Issuing Bank under any Financing Agreement or of any other security taken under, or in connection with, any Financing Agreement where the rights or security are granted by or in relation to the assets of the retiring Subsidiary Guarantor.
Section 23.9 Releases Each Subsidiary Guarantor consents and agrees that, without notice to or by such Subsidiary Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of such Subsidiary Guarantor hereunder, each Issuing Bank, in the manner provided herein, by action or inaction, may:
(a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, this Agreement;
(b) assign, sell or transfer, or otherwise dispose of, any one or more of the Letters of Credit and Obligations hereunder;
(c) grant waivers, extensions, consents and other indulgences to the Company in respect of this Agreement;
(d) amend, modify or supplement in any manner and at any time (or from time to time) this Agreement including, without limitation, by any increase in the amount of the Obligations or any Letter of Credit or any change in interest rates or make-whole or swap breakage determinations;

UTi Worldwide Inc.	Letter of Credit Agreement
(e) release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not;
(f) sell, exchange, release or surrender any property at any time pledged or granted by the Company or any Subsidiary Guarantor as security in respect of the Guaranteed Obligations in accordance with the agreement or instrument granting any such security;
(g) exchange, enforce, waive, or release, by action or inaction, any security for the Guaranteed Obligations or any other guarantee of any of the Letters of Credit or Obligations hereunder; and
(h) do any other act or event which could have the effect of releasing the Subsidiary Guarantor from the full and complete performance of its obligations hereunder.
Section 23.10 Marshaling Each Subsidiary Guarantor consents and agrees that:
(a) each Issuing Bank shall be under no obligation to marshal any assets in favor of any Subsidiary Guarantor or against or in payment of any or all of the Guaranteed Obligations; and
(b) to the extent the Company makes a payment or payments to any Issuing Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver, or any other party under any bankruptcy law, common law, or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and each Subsidiary Guarantor shall be primarily liable for such obligation.
Section 23.11 Liability Each Subsidiary Guarantor agrees that the liability of each Subsidiary Guarantor in respect of this Section 23 shall be immediate, and shall not be contingent upon the exercise or enforcement by any Issuing Bank of whatever remedies such Issuing Bank may have against the Company or the enforcement of any Lien or realization upon any security such Issuing Bank may at any time possess.
Section 23.12 Character of Obligation The Guaranty set forth in this Section 23 is a primary and original obligation of each Subsidiary Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee of payment and performance (and not of collectibility) and shall remain in full force and effect until the full, final and indefeasible payment in cash of the Guaranteed Obligations without respect to future changes in conditions, except as provided in Section 9.11.
The obligations of each Subsidiary Guarantor under this Subsidiary Guarantee Agreement and the rights of the Issuing Banks to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, set-off, counterclaim, recoupment or termination whatsoever.

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Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by:
(a) any default, failure or delay, willful or otherwise, in the performance by any Obligor of any obligations of any kind or character whatsoever of such Obligor;
(b) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of any Obligor or any other Person or in respect of the property of any Obligor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of any Obligor or any other Person;
(c) impossibility or illegality of performance on the part of any Obligor of its obligations under any Financing Agreement or any other instruments or agreements;
(d) the validity or enforceability of any Financing Agreement or any other instruments or agreements;
(e) in respect of any Obligor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to any Obligor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of terrorism, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of any Obligor or any other Person and whether or not of the kind hereinbefore specified;
(f) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, debt, obligations or liabilities of any charter, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under any Financing Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;
(g) any order, judgment, decree, law, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under any instruments; or
(h) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Subsidiary Guarantor in respect of the obligations of any Subsidiary Guarantor under this Subsidiary Guarantee Agreement.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 23.13 Election to Perform Obligations Any election by any Subsidiary Guarantor to pay or otherwise perform any of the obligations of any Obligor under any Financing Agreement, whether pursuant to this Section 23 or otherwise, shall not release such Obligor from such obligations (except to the extent such obligation is indefeasibly paid or performed) or any of such Obligor’s other obligations under this Agreement.
Section 23.14 No Election Each Issuing Bank shall have the right to seek recourse against each Subsidiary Guarantor to the fullest extent provided for in this Section 23 and elsewhere as provided in this Agreement, and against the Company, to the full extent provided for in this Agreement. Each Subsidiary Guarantor hereby acknowledges that it has other undertakings in this Agreement and running in favor of each Issuing Bank that are separate and apart from its obligations under this Section 23. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the right of such Issuing Bank to proceed in any other form of action or proceeding or against other parties unless such Issuing Bank has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by any Issuing Bank against the Company or any Subsidiary Guarantor under any document or instrument evidencing obligations of the Company or such Subsidiary Guarantor to such Issuing Bank shall serve to diminish the liability of such Subsidiary Guarantor under this Agreement (including, without limitation, this Section 23) except to the extent that such Issuing Bank finally and unconditionally shall have realized payment of the Guaranteed Obligations by such action or proceeding, notwithstanding the effect of any such action or proceeding upon such Subsidiary Guarantor’s right of subrogation against the Company.
Section 23.15 [Intentionally Omitted]
Section 23.16 Other Enforcement Rights Each Issuing Bank may proceed to protect and enforce the Subsidiary Guarantee Agreement under this Section 23 by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in this Section 23 or in execution or aid of any power herein granted or for the recovery of judgment for or in respect of the Guaranteed Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.
Section 23.17 Restoration of Rights and Remedies If any Issuing Bank shall have instituted any proceeding to enforce any right or remedy in this Section 23 and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such Issuing Bank, then and in every such case each such Issuing Bank, the Company and each Subsidiary Guarantor shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to their respective former positions hereunder and thereunder, and thereafter the rights and remedies of such Issuing Bank shall continue as though no such proceeding had been instituted.
Section 23.18 Survival So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of each Subsidiary Guarantor under this Section 23 shall survive the payment in full of all amounts payable under this Agreement and the other Financing Agreements and cancellation, expiration or cash collateralization of all Letters of Credit or receipt of a backstop letter of credit with respect to all Letters of Credit.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 23.19 Miscellaneous So long as the Guaranteed Obligations owed by the Company shall not have been fully and finally performed and indefeasibly paid, each Subsidiary Guarantor (to the fullest extent that it may lawfully do so) expressly waives any claim of any nature arising out of any right of indemnity, contribution, reimbursement or any similar right in respect of any payment made by such Subsidiary Guarantor on or with respect to such Guaranteed Obligations under this Section 23 or in connection with this Section 23 or otherwise, or any claim of subrogation arising with respect to any such payment made under this Section 23 or otherwise, against any Obligor or the estate of such Obligor (including Liens on the property of such Obligor or the estate of such Obligor), in each case if, and for so long as, such Obligor is the subject of any proceeding brought under any bankruptcy, reorganization, arrangement, insolvency, administration, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and further agrees that it will not file any claims against such Obligor or the estate of such Obligor in the course of such proceeding in respect of the rights referred to in this Section 23, and further agrees that each Issuing Bank may specifically enforce the provisions of this Section 23 This clause creates a promise which is intended to create obligations enforceable at the suit of each Issuing Bank.
If an Event of Default exists, then the Issuing Banks shall have the right to declare all of the Guaranteed Obligations to be, and such Guaranteed Obligations shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which have been expressly waived by the Company and the Subsidiary Guarantors, and notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Guaranteed Obligations from becoming automatically due and payable) as against the Company. In any such event, the Issuing Banks shall have immediate recourse to such Subsidiary Guarantor to the fullest extent set forth herein.
Section 23.20 Limitation Anything herein to the contrary notwithstanding, the liability of each Subsidiary Guarantor under this Agreement shall in no event exceed an amount equal to the maximum amount which can be legally guaranteed by such Subsidiary Guarantor under applicable laws relating to the insolvency of debtors and fraudulent conveyance.
Section 23.21 Written Notice Notwithstanding any other provision of this Section 23, in the event of any acceleration of the Obligations in accordance with the provisions of Section 12 hereof, any requirement of written notice to, or demand of, the Subsidiary Guarantors pursuant to this Section 23 shall be deemed automatically satisfied upon such acceleration without further action on the part of any Issuing Bank (notwithstanding any stay, injunction or other prohibition preventing any notice, demand or acceleration).

UTi Worldwide Inc.	Letter of Credit Agreement
Section 23.22 Unenforceability of Obligations As a separate and continuing undertaking, each Subsidiary Guarantor unconditionally and irrevocably undertakes to each Issuing Bank that, should any Guaranteed Obligations not be recoverable against such Subsidiary Guarantor under this Subsidiary Guarantee Agreement on the footing of a guarantee for any reason, including, without limitation, a provision of this Subsidiary Guarantee Agreement or an obligation (or purported obligation) of any Obligor to pay any Guaranteed Obligation being or becoming void, voidable, unenforceable or otherwise invalid, and whether or not that reason is or was known to any Issuing Bank, and whether or not that reason is:
(a) a defect in or lack of powers affecting any Obligor, or the irregular exercise of those powers; or
(b) a defect in or lack of authority by a Person purporting to act on behalf of any Obligor; or
(c) a dissolution, change in status, constitution or control, reconstruction or reorganization of any Obligor (or the commencement of steps to effect the same), then such Subsidiary Guarantor will, as a separate and additional obligation under this Subsidiary Guarantee Agreement, indemnify the Issuing Bank concerned immediately on demand against the amount which such Issuing Bank would otherwise have been able to recover (on a full indemnity basis). In this subsection 23.22 the expression “Guaranteed Obligations” includes any Indebtedness which would have been included in that expression but for anything referred to in this clause.
Section 23.23 Contribution To the extent of any payments made under this Subsidiary Guarantee Agreement, each Subsidiary Guarantor making such payment shall have a right of contribution from the other Subsidiary Guarantors, but such Subsidiary Guarantor covenants and agrees that such right of contribution shall be subordinate in right of payment to the rights of the Issuing Banks for which full payment has not been made or provided for and, to that end, such Subsidiary Guarantor agrees not to claim or enforce any such right of contribution unless and until all sums due and payable under this Agreement have been fully and irrevocably paid and discharged.
Section 23.24 Additional Security This Subsidiary Guarantee Agreement is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Issuing Bank.
Section 23.25 Limitations — UK This Subsidiary Guarantee Agreement does not apply to any liability to the extent that it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of s678 of the Companies Act 1985.
Section 23.26 Limitations — Spain This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance under Article 81 of the Spanish Joint Stock Company Law (Real Decreto Legislativo 1564/1989, de 22 de Diciembre, por el que se aprueba el Texto Refundido de la Ley de Sociedades Anónimas) and/or under Article 40.5 of the Spanish Private Limited Companies Law (Ley 2/1995, de 23 de marzo, de Sociedades de Responsabilidad Limitada).
Section 23.27 Limitations — Hong Kong This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of Section 47A of the Companies Ordinance (Cap.32) of the Laws of Hong Kong.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 23.28 Limitations — Germany (a) Each Issuing Bank agrees that its right to enforce any guarantee or indemnity granted by a Subsidiary Guarantor incorporated in Germany which is constituted in the form of a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (GmbH & Co. KG) or a limited liability company (Gesellschaft mit beschränkter Haftung — GmbH) (each a “Relevant German Obligor”) shall, if and to the extent that such guarantee or indemnity is an up-stream or cross-stream security which secures liabilities of the Relevant German Obligor’s shareholders or of an affiliated company (verbundenes Unternehmen) of any such shareholder within the meaning of §15 of the German Stock Corporation Act (Aktiengesetz) of such Relevant German Obligor, at all times be limited if and to the extent that (i) the enforcement of the guarantee granted by the Relevant German Obligor would cause the Relevant German Obligor’s, and, in the case of a GmbH & Co. KG, also such Relevant German Obligor’s general partner’s, assets (the calculation of which shall include all items set forth in §266(2) A, B, and C of the German Commercial Code (Handelsgesetzbuch) less the Relevant German Obligor’s or in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, liabilities (the calculation of which shall take into account the captions reflected in §266(3) B, C (but disregarding, for the avoidance of doubt, the Relevant German Obligor’s liabilities under this Agreement and D of the German Commercial Code) (the “Net Asset”), being less than its respective registered share capital (Stammkapital) plus reserves for its own shares (Rücklage für eigene Anteile) (the aggregate of the registered share capital and the reserves for its own shares, the “Protected Capital”) (Begüendung einer Unterbilanz) or (ii) where the amount of the Relevant German Obligor’s Net Assets (or the Net Assets of its general partner if the Relevant German Obligor is a GmbH & Co. KG) are already less than its Protected Capital causing such amount to be further reduced (Vertiefung einer Unterbilanz).
(b) For the purposes of the calculation of the amounts to which enforcement is limited, the following balance sheet items shall be adjusted as follows:
(i) the amount of any increase after the date of this Agreement of the Relevant German Obligor’s, or, in the case of a German GmbH & Co. KG, its general partner’s, registered share capital (1) which has been effected without the prior written consent of the Issuing Banks and which is made out of retained earnings (Kapitalerhöhug aus Gesellschaftsmitteln) or (2) to the extent that it is not fully paid up shall be deducted from the share capital; and
(ii) loans and other contractual liabilities incurred in violation of any Financing Agreement shall be disregarded.
(c) The limitations set out in paragraphs (a) and (b) above shall only apply if:
(i) within five (5) Business Days following the receipt of notice of enforcement of the guarantee the managing directors of the Relevant German Obligor have confirmed in writing to the Issuing Banks (A) to what extent the guarantee is an up-stream or cross-stream security and (B) the amount which cannot be enforced due to it causing the Net Assets of the Relevant German Obligor to fall below its stated share capital and such confirmation is supported by interim financial statements up to the end of the last completed calendar month (the “Management Determination”); or

UTi Worldwide Inc.	Letter of Credit Agreement
(ii) within ten (10) Business Days from the date the Issuing Banks have contested the Management Determination the Issuing Banks receive an up to date balance sheet drawn-up by a firm of auditors of international standard and repute together with a determination of the Net Assets. Such balance sheet and determination of Net Assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch) and be based on the same principles that were applied when establishing the previous year’s balance sheet.
(d) Should the Relevant German Obligor fail to deliver such balance sheets and/or determinations of the Net Assets within the time periods referred to above, the Issuing Banks shall be entitled to enforce the security granted under this Agreement subject only to paragraphs (a) and (b) above.
(e) For the avoidance of doubt, nothing in this Agreement shall be interpreted as a restriction or limitation of:
(i) the enforcement of the guarantee to the extent such guarantee guarantees obligations of a Subsidiary Guarantor incorporated in Germany itself or obligations of any of its 100% owned subsidiaries or
(ii) the enforcement of any claim of any Issuing Bank against the Company (in such capacity) under this Agreement.
Section 23.29 Limitations — the Netherlands The guarantee and indemnities contained in this Section 23 do not apply to any liability to the extent that that liability would result in any Subsidiary Guarantor violating any applicable financial assistance laws.
Section 23.30 U.S. Guarantors (a) In this Subsection:
“fraudulent transfer law” means any applicable bankruptcy and fraudulent transfer and conveyance statute and any related case law of the United States of America or any State thereof (including the District of Columbia); and
terms used in this Subsection are to be construed in accordance with the fraudulent transfer laws.
(b) Each U.S. Guarantor acknowledges that:
(i) it will receive valuable direct or indirect benefits as a result of the transactions financed by the Financing Agreements;
(ii) those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

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(iii) each Issuing Bank has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Financing Agreements.
(c) Each Issuing Bank agrees that each U.S. Guarantor’s liability under this Section 23 is limited so that no obligation of, or transfer by, any U.S. Guarantor under this Section 23 is subject to avoidance and turnover under any fraudulent transfer law.
(d) Each U.S. Guarantor represents and warrants to each Issuing Bank that:
(i) the fair value of its consolidated assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP;
(ii) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its or their debts as they become absolute and matured;
(iii) it is able to realize upon its or their assets and pay its or their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
(iv) it has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature;
(v) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital; and
(vi) it has not made a transfer or incurred an obligation under this Agreement or any other Financing Agreement with the intent to hinder, delay or defraud any of its present or future creditors.
(e) Each acknowledgement, representation and warranty:
(i) in Section 23.31(b) is made by each U.S. Guarantor on the date of this Agreement;
(ii) in Section 23.31(d) is made on the date of this Agreement by each U.S. Guarantor on an individual basis or in the case of a U.S. Guarantor that has Subsidiaries that are also Subsidiary Guarantors, on the basis of the consolidated assets and liabilities of that U.S. Guarantor and its Subsidiaries that are Subsidiary Guarantors.
(iii) in this Section 23.31 is deemed to be repeated whenever a representation is deemed to by repeated under any Financing Agreement; and
(iv) in this Section 23.31 is, when repeated, applied to the circumstances existing at the time of repetition.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 23.31 Limitation on Pyramid Freight. Under this Section 23.32 the liability of Pyramid Freight BVI is limited to the aggregate amount generated from any of its assets not located in South Africa. Notwithstanding any term of this Section 23.32, nothing in this Section will result in Pyramid Freight, South Africa being liable to apply assets located in South Africa in respect of this Agreement.
Section 23.32 Limitations — Belgium. This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance under Articles 329, 430 and/or 629 of the Belgian Corporate Code (Code des Sociétés).
Section 23.33 Irish Obligors. Each Issuing Bank agrees that the liability of each Irish Obligor under this Section 23 does not apply or extend to any liability to the extent that it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of Section 60 (as amended) of the Companies Act 1963 of Ireland.
Section 23.34 Limitations — Singapore. This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of Section 76 of the Companies Act (Cap 50) of the Statutes of the Republic of Singapore.
SECTION 24 MISCELLANEOUS
Section 24.1 Successors and Assigns All covenants and other agreements contained in this Agreement and the other Financing Agreements by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Issuing Bank) whether so expressed or not.
Section 24.2 Payments Due on Non-Business Days Anything in this Agreement or in any other Financing Agreement to the contrary notwithstanding, any payment required hereunder that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
Section 24.3 Accounting Terms (a) All accounting terms used herein or in any other Financing Agreement which are not expressly defined in this Agreement or such other Financing Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement or in any other Financing Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement or any other Financing Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

UTi Worldwide Inc.	Letter of Credit Agreement
(b) Notwithstanding the foregoing, if there is a change in GAAP after the date of this Agreement, the result of which is to cause the Company to be in default in respect of any financial covenant contained in Section 9 or Section 10, then such default shall be stayed and no Default or Event of Default shall occur hereunder. The Company shall then, in consultation with its independent accountants, negotiate in good faith with the Issuing Banks for a period of at least 90 days to make any necessary adjustments to such covenant or any component of financial computations used to calculate such covenant to provide the Issuing Banks with substantially the same protection as such covenant provided prior to the relevant change in GAAP. During such 90-day period and in the event that no agreement is reached by the end of such 90-day negotiation period, then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect at the date of this Agreement and each subsequent set of financial statements delivered to the Issuing Banks pursuant to Section 7.1(a) or (b) shall include detailed reconciliations reasonably satisfactory to the Issuing Banks as to the effect of such change in GAAP.
Section 24.4 Severability Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 24.5 Construction, Etc. Each covenant contained herein and in any other Financing Agreement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein and in such other Financing Agreement, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement and the other Financing Agreements shall be deemed to be a part hereof and thereof, as the case may be.
Section 24.6 Counterparts This Agreement and the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 24.7 Governing Law This Agreement and (except as otherwise expressly stated therein) the other Financing Agreements shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 24.8 Jurisdiction and Process; Waiver of Jury Trial (a) Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Agreement. To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

UTi Worldwide Inc.	Letter of Credit Agreement
(b) Each Obligor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c) Each Obligor consents to process being served by or on behalf of any Issuing Bank in any suit, action or proceeding of the nature referred to in Section 24.8(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to Corporation Service Company, as its agent for the purpose of accepting service of any process in the United States. Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices under this Section 24.8 shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d) Nothing in this Section 24.8 shall affect the right of any Issuing Bank to serve process in any manner permitted by law, or limit any right that the Issuing Banks may have to bring proceedings against an Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e) Each Obligor hereby irrevocably appoints Corporation Service Company to receive for it, and on its behalf, service of process in the United States.
(f) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

UTi Worldwide Inc.	Letter of Credit Agreement
Section 24.9 Obligation to Make Payment in Dollars Any payment on account of an amount that is payable hereunder or under any other Financing Agreement in Dollars which is made to or for the account of any Issuing Bank in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Obligor, shall constitute a discharge of the obligation of the Obligors under this Agreement or such other Financing Agreements only to the extent of the amount of Dollars which such Issuing Bank could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such Issuing Bank, each Obligor agrees, jointly and severally, to the fullest extent permitted by law, to indemnify and save harmless such Issuing Bank from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Issuing Bank from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the other Financing Agreements or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.
* * * * *

UTi Worldwide Inc.	Letter of Credit Agreement
If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Obligors.

Very truly yours, UTi WORLDWIDE INC.
By:	/s/ Craig Braun
Authorized Signatory

UTi Worldwide Inc.	Letter of Credit Agreement

UTi (Aust) PTY LIMITED, ABN 48006 734 747
By:	/s/ Craig Braun
Authorized Signatory

UTi Africa Services Limited
By:	/s/ Craig Braun
Authorized Signatory

Unigistix Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi, Canada, Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi Canada Holdings, Inc.
By:	/s/ Craig Braun
Authorized Signatory

Span Manufacturing Limited
By:	/s/ Craig Braun
Authorized Signatory

UTi Deutschland GmbH
By:	/s/ Craig Braun
Authorized Signatory

UTi Worldwide Inc.	Letter of Credit Agreement

UTi (HK) Ltd.
By:	/s/ Craig Braun
Authorized Signatory

UTi Nederland B.V.
By:	/s/ Craig Braun
Authorized Signatory

Servicios Logisticos Inegrados SLI, S.A.
By:	/s/ Craig Braun
Authorized Signatory

Unión de Servicis Logísticos Integrados, S.A.
By:	/s/ Craig Braun
Authorized Signatory

UTi Spain S.A.
By:	/s/ Craig Braun
Authorized Signatory

UTi (Taiwan) Limited
By:	/s/ Craig Braun
Authorized Signatory

UTi Worldwide Inc.	Letter of Credit Agreement

UTi Logistics (Taiwan) Ltd.
By:	/s/ Craig Braun
Authorized Signatory

UTi Worldwide (UK) Limited
By:	/s/ Craig Braun
Authorized Signatory

UTi, (U.S.) Holdings, Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi, United States, Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi, Services, Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi Brokerage, Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi Logistics, Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi Worldwide Inc.	Letter of Credit Agreement

Vanguard Cargo Systems, Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi Integrated Logistics, Inc.
By:	/s/ Craig Braun
Authorized Signatory

Market Industries, Ltd.
By:	/s/ Craig Braun
Authorized Signatory

Market Transport, Ltd
By:	/s/ Craig Braun
Authorized Signatory

Triple Express, Inc.
By:	/s/ Craig Braun
Authorized Signatory

InTransit, Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi Worldwide Inc.	Letter of Credit Agreement

Market Logistics Services, Ltd.
By:	/s/ Craig Braun
Authorized Signatory

Market Logistics Brokerage, Ltd.
By:	/s/ Craig Braun
Authorized Signatory

Sammons Transportation, Inc.
By:	/s/ Craig Braun
Authorized Signatory

Lake States Trucking, Inc.
By:	/s/ Craig Braun
Authorized Signatory

Concentrek, Inc.
By:	/s/ Craig Braun
Authorized Signatory

United Express, Ltd.
By:	/s/ Craig Braun
Authorized Signatory

African Investments B.V.
By:	/s/ Craig Braun
Authorized Signatory

UTi Worldwide Inc.	Letter of Credit Agreement

UTi Asia Pacific Limited
By:	/s/ Craig Braun
Authorized Signatory

Goddard Company Limited
By:	/s/ Craig Braun
Authorized Signatory

UTi International Inc.
By:	/s/ Craig Braun
Authorized Signatory

UTi (N.A.) Holdings N.V.
By:	/s/ Craig Braun
Authorized Signatory

UTi (Netherlands) Holdings B.V.
By:	/s/ Craig Braun
Authorized Signatory

Pyramid Freight (Proprietary) Limited
By:	/s/ Craig Braun
Authorized Signatory

UTi Logistics N.V.
By:	/s/ Craig Braun
Authorized Signatory

UTi Worldwide Inc.	Letter of Credit Agreement

UTi New Zealand Ltd.
By	/s/ Craig Braun
Authorized Signatory

UTi Worldwide (Singapore) Pte Ltd.
By	/s/ Craig Braun
Authorized Signatory

UTi Ireland Limited Signed, Sealed and Delivered by
/s/ Craig Braun
Craig Braun,
duly appointed attorney for and on behalf of UTi IRELAND LIMITED in the presence of:

Witness:	/s/ Joe Moyer
	Name:	Joe Moyer
	Address:	Long Beach, CA
	Occupation:	Assistant Controller

UTi Worldwide Inc.	Letter of Credit Agreement
This Agreement is hereby accepted and agreed to as of the date thereof.

ABN AMRO BANK N.V., as Performance-Based LC Issuing Bank
By:	/s/ Michele Costello
	Name:	Michele Costello
	Title:	Director

By:	/s/ Nick Zorin
	Name:	Nick Zorin
	Title:	Assistant Vice President

UTi Worldwide Inc.	Letter of Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as Financial LC Issuing Bank
By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Senior Vice President

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“action” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).
“ABN” means ABN AMRO Bank N.V.
“Additional Guarantor” is defined in Section 9.10.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to any Obligor, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such Obligor or any Subsidiary or any corporation of which such Obligor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
“Applicable Jurisdiction” means the British Virgin Islands, Australia, Canada or any province thereof, Germany, Hong Kong, the Netherlands, the Netherlands Antilles, Spain, Taiwan, the United Kingdom, Belgium, New Zealand, Ireland and Singapore.
“Applicable Percentage” means a percentage, per annum, determined by reference to the date of cash collateralization pursuant to Section 3.5, if any, with respect to the Financial Letter of Credit from time to time as set forth below:

Date/Cash Collateral Status With Respect to the Financial Letter of Credit	Applicable Percentage
From the Closing Date to and including November 1, 2009/No Cash Collateral provided	4.50%
From November 2, 2009 to and including December 31, 2009/No Cash Collateral provided	6.00%
At all times/to the extent a Cash Collateral is provided	0.50%
SCHEDULE B
(to Letter of Credit Agreement)

UTi Worldwide Inc.	Letter of Credit Agreement
“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or British Virgin Islands are required or authorized to be closed.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“CASS” means the Cargo Air Settlement System of Cargo Network Services Corp., a Subsidiary of the International Air Transport Association.
“CASS Agreement” means that certain Cargo Agency and Authorized Intermediary Agreement, dated 31st December, 2001 between The Cargo Network Services Corporation and UTi, United States, Inc., as such is amended, restated or replaced from time to time.
“Cession in Security Agreement” means the cession in security agreement between Pyramid Freight, South Africa and Nedbank Limited to secure the obligations of members of the South African Group under the South African Facility.
“Change of Control” means any of the following events or circumstances:
(i) if any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company’s voting stock, or
(ii) the acquisition after the date of the Closing by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) of (i) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (ii) all or substantially all of the properties and assets of the Company, or
(iii) so long as the Existing Financing Agreements remain in place and such provision is contained therein, a disposal of a material part of the Group.

UTi Worldwide Inc.	Letter of Credit Agreement
“Closing” means the date on which the Closing Date Performance-Based LC and the Financial Letter of Credit are issued.
“Closing Date” means the date on which the Closing occurs.
“Closing Date Performance-Based Letter of Credit” is defined in Section 1.1.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Commitment and Fee Letters” means (i) the Commitment and Fee Letter dated as of May 21, 2009 between ABN AMRO Bank N.V. and the Company with respect to the $50,000,000 Committed Letter of Credit Facility and (ii) the Commitment and Fee Letter dated as of May 21, 2009 between The Royal Bank of Scotland plc and the Company with respect to the $60,000,000 Declining Commitment Letter of Credit Facility.
“Company” means UTi Worldwide Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands with company number 141257 or any successor that becomes such in the manner prescribed in Section 10.7.
“Confidential Information” is defined in Section 21.
“Consolidated EBITDA” means the consolidated net Pre-taxation Profits of the Group for a Measurement Period:
(a) including the net Pre-taxation Profits of a member of the Group or business or assets acquired by a member of the Group during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but
(b) excluding the net Pre-taxation Profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and all as adjusted by:
(i) adding back Consolidated Interest Payable;
(ii) taking no account of any extraordinary item (or any exceptional items); and
(iii) adding back depreciation and amortization.
“Consolidated Interest Payable” means all interest and other financing charges (whether, in each case, paid, payable or capitalized) incurred by the Group during a Measurement Period.
“Consolidated Net Worth” means at any time the aggregate of:
(a) the amount paid up or credited as paid up on the issued share capital of the Company; and

UTi Worldwide Inc.	Letter of Credit Agreement
(b) the net amount standing to the credit (or debit) of the consolidated reserves of the Group, based on the latest published consolidated balance sheet of the Company (the “latest balance sheet”) but adjusted by:
(i) deducting any amount attributable to any mandatorily redeemable preference shares redeemable before the Final Maturity Date;
(ii) deducting any dividend or other distribution proposed, declared or made by the Company (except to the extent it has been taken into account in the latest balance sheet); and
(iii) deducting any amount attributable to an upward revaluation of assets after the date of the Original Financial Statements or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group.
“Consolidated Total Assets” means, at any time, the total assets of the Group as of such time determined in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
“Consolidated Total Borrowings” means, in respect of the Group, at any time the aggregate of the following liabilities:
(a) any moneys borrowed;
(b) any acceptance under any acceptance credit (including any dematerialised equivalent);
(c) any bond, note, debenture, loan stock or other similar instrument;
(d) any Indebtedness under a finance lease or Capital Lease;
(e) any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);
(f) any amounts attributable to any redeemable preference shares which are redeemable before the Final Maturity Date;
(g) any obligation arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (excluding the U.S.$70,000,000 (or its equivalent) earn out arrangement in connection with the acquisition of Grupo SLI and Union S.L.);
(h) any Indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

UTi Worldwide Inc.	Letter of Credit Agreement
(i) any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution (but excluding the amount of any letter of credit issued in respect of a Local Working Capital Facility); and
(j) any obligation of any person of a type referred to in the above paragraphs which is the subject of a Guaranty, indemnity or similar assurance against financial loss given by a member of the Group.
“Consolidated Total Capitalization” means, at any time, the sum of (i) Consolidated Net Worth and (ii) Consolidated Total Borrowings.
“Credit Date” means the date of the issuing of a Letter of Credit.
“Credit Support” is defined in Section 3.5
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“disposal” where it relates to a German Obligor includes:
(i) the entry into an agreement upon a priority notice (Auflassungsvormerkung);
(ii) an agreement on the transfer of title to a property (Auflassung); and
(iii) the partition of its ownership in a property (Grundstücksteilung).
“Disposition” is defined in Section 10.8.
“Distribution” includes if a member of the Group (i) declares, makes or pays any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); (ii) repays or distributes any dividend or share premium reserve; or (iii) pays or allows any member of the Group to pay any management, advisory or other fee to or to the order of the shareholders of the Company.
“Dollars” or “$” or “U.S.$” means lawful money of the United States of America.
“duly authorized” where it relates to a Dutch Obligor, includes without limitation:
(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii) obtaining an unconditional positive advice (advies) from the competent works council(s).
“Dutch Civil Code” means the Burgerlijk Wetboek.
“Dutch Obligor” means an Obligor incorporated or formed in the Netherlands.

UTi Worldwide Inc.	Letter of Credit Agreement
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Obligor under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Credit Agreement” means that certain Credit Agreement dated July 13, 2006 between and among the Company and the other obligors parties thereto and ABN Amro Bank N.V. as global facility agent, as amended from time to time on or prior to the date hereof.
“Existing Financing Agreements” means that certain Note Purchase Agreement dated as of July 13, 2006 between the Company, the subsidiary guarantors described therein and the purchasers of notes signatory thereto, the notes issued thereunder and the guarantee provided therein, all as amended, modified, replaced or refinanced from time to time.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Issuing Banks on such day on such transactions as determined by the Issuing Banks.
“Final Maturity Date” means the Final Maturity Date (as defined in the Notes).
“financial assistance” where it relates to a Dutch Obligor means any act contemplated by:
(i) (for a besloten vennootschap) Article 2:207(c) of the Dutch Civil Code; or
(ii) (for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code.
“Financial LC Issuing Bank” means RBS as Issuing Bank of the Financial Letter of Credit hereunder, together with its permitted successors and assigns in such capacity.

UTi Worldwide Inc.	Letter of Credit Agreement
“Financial LC Maturity Date” means December 31, 2009.
“Financial Letter of Credit” means the Letter of Credit issued pursuant to Section 2.
“Financing Agreements” means this Agreement, the Subsidiary Guarantee Agreement and the Commitment and Fee Letters, in each case, as amended, restated, modified, supplemented, replaced or refinanced from time to time.
“Fixed Charges” means, with respect to any Measurement Period, the sum (without duplication) of (a) Consolidated Interest Payable for such period and (b) Lease Rentals for such period.
“Fixed Charges Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA for such Measurement Period plus Lease Rentals for such Measurement Period to (b) Fixed Charges for such Measurement Period.
“Form 10-K” is defined in Section 7.1(b).
“Form 10-Q” is defined in Section 7.1(a).
“GAAP” means generally accepted accounting principles, standards and practices as in effect from time to time in the United States, provided that from and after the date on which the Company is required or elects to adopt International Financial Reporting Standards (“IFRS”), GAAP shall mean IFRS as in effect from time to time.
“Governmental Authority” means
(a) the government of
(i) the United States of America or any Applicable Jurisdiction or any State or other political subdivision of either thereof, or
(ii) any other jurisdiction in which any Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Obligor or any Subsidiary, or
(iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Gross Assets” means gross assets which are not subject to any Lien.
“Group” means the Company and its Subsidiaries.

UTi Worldwide Inc.	Letter of Credit Agreement
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such indebtedness or obligation or any property constituting security therefor;
(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which is required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“IFRS” means International Financial Reporting Standards as in effect from time to time which are adopted by the International Accounting Standards Board.
“Impermissible Qualification” means any qualification or exception set forth in the audit opinion of the Company’s independent public accountant regarding the Company’s consolidated financial statements
(1) which is of a “going concern”;
(2) which limits the scope of examination of matters relevant to such consolidated financial statements in any material respect; or
(3) which relates to the accounting treatment or classification of any item in such consolidated financial statements and which, as a condition to its removal, would require any adjustment to such item the effect of which would be to cause a Default or Event of Default.

UTi Worldwide Inc.	Letter of Credit Agreement
Notwithstanding the foregoing, the parties agree that an “Impermissible Qualification” shall not be deemed to have occurred as a result of any qualification, limitation, treatment or classification which
(a) is applied or imposed by the Company’s public accountants to public companies generally;
(b) results from the application or adoption of a new accounting pronouncement or IFRS; or
(c) which relates to the audit concerning internal control over financial reporting.
“inability to pay its debts” where it relates to a German Obligor includes that person being in a state of illiquidity (Zahlungsunfähigkeit) or being overindebted (Überschuldung) or being at risk of being unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit) all within the meaning of §17-§19 (each inclusive) German Insolvency Code.
“Indebtedness” with respect to any Person means, at any time, without duplication,
(d) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
(e) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(f) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(g) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(h) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
(i) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“insolvent” where it relates to a German Obligor includes illiquidity (Zahlungsunfähigkeit), an imminent inability to pay debts as they fall due (drohende Zahlungsunfähigkeit) and overindebtedness (Überschuldung).
“Irish Obligor” means an Obligor incorporated under the laws of Ireland.

UTi Worldwide Inc.	Letter of Credit Agreement
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 1.1.
“Issuing Banks” means the Financial LC Issuing Bank and the Performance-Based LC Issuing Bank.
“Joinder Agreement” is defined in Section 9.10.
“Joint Venture” means any joint venture entity, partnership or similar person, the ownership of or other interest in which does not require any member of the Group to consolidate the results of such person with their own as a Subsidiary.
“LC Agreement” means, collectively, (i) the NedBank LC Agreement, and (ii) LC Agreement shall also mean any subsequent agreement entered into by the Company, which is similar in scope and size to the LC Agreement or which constitutes the Company’s main credit facility.
“Lease Rentals” means, with respect to any Measurement Period, the sum of the rental and other obligations required to be paid during such period by a member of the Group as lessee under all leases of real or personal property (other than Capital Leases), excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, provided that, if at the date of determination, any such rental or other obligations (or portion thereof) are contingent or not otherwise definitely determinable by the terms of the related lease, the amount of such obligations (or such portion thereof) (i) shall be assumed to be equal to the amount of such obligations for the period of 12 consecutive calendar months immediately preceding the date of determination or (ii) if the related lease was not in effect during such preceding 12-month period, shall be the amount estimated by a Senior Financial Officer of the Company on a reasonable basis and in good faith.
“Letter of Credit” means a standby letter of credit or bank guarantee issued or to be issued by an Issuing Bank pursuant to this Agreement in the form attached as Exhibit 1.1 or Exhibit 2 or as otherwise agreed to by the Issuing Bank issuing such letter of credit or bank guarantee.
“Leverage Ratio” as defined in Section 10.3.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, Issuing Bank or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Lien” where it relates to a Dutch Obligor includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).

UTi Worldwide Inc.	Letter of Credit Agreement
“Local Working Capital Facility” means any local working capital facility entered into by a member of the Group in any jurisdiction under which that member of the Group is provided with, among other things, bilateral facilities, cash overdraft, FX hedging facilities and letter of credit and/or guarantee facilities, in each case, for working capital purposes.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of any Obligor to perform its obligations under any Financing Agreement, or (c) the validity or enforceability of any Financing Agreement.
“Maximum Draw Amount” means (a) $50,000,000 in the case of Performance-Based Letters of Credit and (b) $60,000,000 in the case of the Financial Letter of Credit.
“Measurement Period” means a period of 12 months ending on the last day of a financial quarter year of the Company.
“moratorium” where it relates to a Dutch Obligor includes surséance van betaling and “granted a moratorium” includes surséance verleend.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“NedBank LC Agreement” means that certain Letter of Credit Agreement dated as of July 9, 2009 among the Company, the subsidiary guarantors described therein and Nedbank Limited, acting through its London Branch, all as amended, modified, replaced or refinanced from time to time.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Obligor or any Subsidiary primarily for the benefit of employees of such Obligor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes Financing Agreements” means that certain Note Purchase Agreement dated as of July 9, 2009 between the Company, the subsidiary guarantors described therein and the purchasers of notes signatory thereto, the notes issued thereunder and the guarantee provided therein, all as amended, modified, replaced or refinanced from time to time.
“Notes” means the notes issued under the Notes Financing Agreements, all as amended, modified, replaced or refinanced from time to time.

UTi Worldwide Inc.	Letter of Credit Agreement
“Obligations” means all obligations of every nature of each Obligor from time to time owed to the Issuing Banks (including former Issuing Banks), or any of them under any Financing Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Obligor, would have accrued on any Obligation, whether or not a claim is allowed against such Obligor for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.
“Obligors” means the Company and the Subsidiary Guarantors.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or any other applicable Obligor, as the context indicates, whose responsibilities extend to the subject matter of such certificate.
“Optional Currency” means any of the following currencies: Australian dollar, Burundi Franc, Pula (Botswana), Canadian dollar, Yuan Reenminbi (China), Columbia Peso, Euro, pound sterling, Hong Kong dollar, Yen (Japan), South African Rand, Sri Lanka Rupee, Mauritius Rupee, Kwacha (Malawi), Malaysian Ringat, New Zealand dollar, zloty (Poland), Swedish Krona, Singapore dollar, Baht (Thailand), Turkish Lira and Zimbabwe dollar and any other currency that the Performance-Based LC Issuing Bank is permitted to issue under all applicable laws and regulations applicable to it and that is reasonably acceptable to the Performance-Based LC Issuing Bank.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any Subsidiary not organized in the United States, the equivalent thereof in its jurisdiction of incorporation or organization.
“Original Financial Statements” means the Form 10-K of the Company for the fiscal year-ended January 31, 2009.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Performance-Based Letter of Credit” means a Letter of Credit issued pursuant to Section 1.
“Performance-Based LC Commitment” means the commitment of the Performance-Based LC Issuing Bank to issue the Performance-Based Letters of Credit after the Closing Date provided, however, that the aggregate amount of such Performance-Based Letters of Credit (including the Closing Date Performance-Based LC and any Performance-Based Letters of Credit for which the Company has provided Credit Support) shall not exceed the Maximum Draw Amount.

UTi Worldwide Inc.	Letter of Credit Agreement
“Performance-Based LC Issuing Bank” means ABN as Issuing Bank of Performance-Based Letters of Credit hereunder, together with its permitted successors and assigns in such capacity.
“Performance-Based LC Maturity Date” means the second anniversary of the Closing Date.
“Performance-Based LC Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Performance-Based Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Performance-Based Letters of Credit honored by the Performance-Based LC Issuing Bank and not theretofore reimbursed by or on behalf of the Company.
“Permitted Earnout Arrangements” is defined in Section 5.15.
“Permitted Jurisdiction” means (a) the United States of America, (b) the British Virgin Islands and (c) any other country that on the April 30, 2004 was a member of the European Union (other than Greece or Turkey).
“Person” means an individual, partnership, company, body corporate, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Obligor or any ERISA Affiliate or with respect to which such Obligor or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Pre-taxation Profits” means net income adding back minority interest expense and provision for income tax.
“Prime Rate” means the rate of interest per annum that RBS announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. RBS or any other Issuing Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Priority Debt” means the sum, without duplication, of (i) Indebtedness of the Company or any Subsidiary secured by Liens not otherwise permitted by clauses (a) through (m) of Section 10.5; and (ii) all other Indebtedness of all Subsidiaries not otherwise permitted pursuant to clauses (a) through (k) of Section 10.6.

UTi Worldwide Inc.	Letter of Credit Agreement
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Pyramid Freight” means Pyramid Freight BVI and Pyramid Freight, South Africa.
“Pyramid Freight BVI” means Pyramid Freight (Proprietary) Limited a company incorporated with limited liability in the British Virgin Islands with company number 530960 (excluding Pyramid Freight, South Africa).
“Pyramid Freight Debt” means a principal amount not exceeding South African Rand 898,725,000 owing by Pyramid Freight, South Africa to Pyramid Freight BVI, and any interest or other liability (actual or contingent) payable in connection with that amount.
“Pyramid Freight Loan Agreements” means the Loan Agreements as defined in the Cession in Security Agreement.
“Pyramid Freight, South Africa” means Pyramid Freight (Proprietary) Limited, South Africa branch, a branch of Pyramid Freight BVI with company number 1987/003687/10 in respect only of its operations in South Africa.
“RBS” means The Royal Bank of Scotland plc.
“receiver” or “administrator” where it relates to a German Obligor includes an Insolvenzverwalter or creditor’s trustee (Sachwalter).
“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Indebtedness incurred in accordance with Section 10.6 (other than pursuant to clause (a), (d), (e), (f) or (h) of Section 10.6) in each case that does not:
(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any fees and premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or any Subsidiary Guarantor in connection with such Refinancing plus accrued and unpaid interest) (except to the extent such increases are otherwise permitted pursuant to Section 10.6(l)); or
(2) if the Indebtedness being refinanced is Subordinated Indebtedness, create Indebtedness with a final maturity earlier than the final maturity of the Indebtedness being Refinanced (or, if shorter, the Final Maturity Date); provided that (a) if such Subordinated Indebtedness being Refinanced is Indebtedness solely of the Company or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company or such Subsidiary Guarantor and (b) such Refinancing Indebtedness shall be subordinate to the Obligations or in the case of any Subsidiary Guarantor, such Subsidiary Guarantee Agreement, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

UTi Worldwide Inc.	Letter of Credit Agreement
“Reimbursement Date” is defined in Section 3.2.
“reorganization” where it relates to a German Obligor includes any of the reorganisations mentioned in Section 1 of the Corporate Transformation Act (Umwandlungsgesetz).
“Responsible Officer” means any Senior Financial Officer and any other officer or director of the Company or another applicable Obligor, as the context indicates, with responsibility for the administration of the relevant portion of this Agreement.
“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company, or another applicable Obligor, as the context indicates.
“Senior Indebtedness” means and includes all Indebtedness of the Company, or any Subsidiary owing to any Person that is not a Subsidiary or Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Company or Subsidiary except for Indebtedness of a member of the South African Group or Pyramid Freight BVI.
“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of any Obligor within the meaning of Regulation S-X promulgated by the SEC and in any event shall include each Subsidiary Guarantor.
“South African Facility” means the revolving credit facility dated as of July 9, 2009 made available to any member of the South African Group as such agreement is amended, modified, replaced or refinanced from time to time and shall also mean any subsequent credit facility that is similar to the South African Facility made available to any member of the South African Group.
“South African Group” means Pyramid Freight South Africa and each South African Subsidiary.
“South African Rand” means the lawful currency of South Africa.
“South African Subsidiary” means any member of the Group incorporated in South Africa.
“Spanish Obligor” means an Obligor incorporated or formed in Spain.
“Spot Exchange Rate” means, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to the relevant currency on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into the relevant Optional Currency or the relevant Optional Currency into Dollars); provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the applicable Issuing Bank and reasonably acceptable to the Company.

UTi Worldwide Inc.	Letter of Credit Agreement
“Subordinated Indebtedness” means Indebtedness of the Company or any Subsidiary Guarantor that is by its express terms subordinated in right of payment to the Obligations or the Guaranty of such Subsidiary Guarantor, as the case may be.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantee Agreement” means the subsidiary guarantee agreement contained in Section 23 (and any and all supplements or joinders thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.
“Subsidiary Guarantor” means (x):
(i) UTi (Aust) Pty Limited, ABN 48 006 734 747, a company incorporated in Australia,
(ii) UTi Africa Services Limited, a BVI Business company incorporated under the laws of the British Virgin Islands,
(iii) Unigistix Inc, a corporation formed under the laws of New Brunswick,
(iv) UTi, Canada, Inc., a corporation formed under the laws of Canada,
(v) UTi Canada Holdings Inc., a corporation formed under the laws of Canada,
(vi) Span Manufacturing Limited, a corporation formed under the laws of Ontario,
(vii) UTi Deutschland GmbH, a corporation formed under the laws of Germany,
(viii) UTi (HK) Limited, a corporation formed under the laws of Hong Kong,

UTi Worldwide Inc.	Letter of Credit Agreement
(ix) UTi Nederland B.V., a corporation formed under the laws of the Netherlands,
(x) Servicios Logisticos Integrados SLI, S.A., Sociedad Unipersonal, a corporation formed under the laws of Spain,
(xi) Unión de Servicios Logísticos Integrados, S.A., Sociedad Unipersonal, a corporation formed under the laws of Spain,
(xii) UTi Spain S.A., Sociedad Unipersonal, a corporation formed under the laws of Spain,
(xiii) UTi (Taiwan) Limited, a corporation formed under the laws of Taiwan,
(xiv) UTi Logistics (Taiwan) Ltd., a corporation formed under the laws of Taiwan,
(xv) UTi Worldwide (UK) Limited, a corporation formed under the laws of the United Kingdom,
(xvi) UTi, (U.S.) Holdings, Inc, a corporation formed under the laws of Delaware,
(xvii) UTi, United States, Inc., a corporation formed under the laws of New York,
(xviii) UTi, Services, Inc., a corporation formed under the laws of California,
(xix) UTi Brokerage, Inc., a corporation formed under the laws of California,
(xx) UTi Logistics, Inc., a corporation formed under the laws of Delaware,
(xxi) Vanguard Cargo Systems, Inc., a corporation formed under the laws of New York,
(xxii) UTi Integrated Logistics, Inc., a corporation formed under the laws of South Carolina,
(xxiii) Market Industries, Ltd., a corporation formed under the laws of Oregon,
(xxiv) Market Transport, Ltd, a corporation formed under the laws of Oregon,
(xxv) Triple Express, Inc., a corporation formed under the laws of Oregon,
(xxvi) InTransit, Inc., a corporation formed under the laws of Oregon,

UTi Worldwide Inc.	Letter of Credit Agreement
(xxvii) Market Logistics Services, Ltd., a corporation formed under the laws of Oregon,
(xxviii) Market Logistics Brokerage, Ltd., a corporation formed under the laws of Oregon,
(xxix) Sammons Transportation, Inc., a corporation formed under the laws of Montana,
(xxx) Lake States Trucking, Inc., a corporation formed under the laws of Indiana,
(xxxi) United Express, Ltd. a corporation formed under the laws of Oregon,
(xxxii) Concentrek, Inc., a corporation formed under the laws of Arizona,
(xxxiii) African Investments B.V., a private limited liability company formed under the laws of the Netherlands,
(xxxiv) UTi Asia Pacific Limited, a BVI Business company incorporated under the laws of the British Virgin Islands,
(xxxv) Goddard Company Limited, a BVI Business company incorporated formed under the laws of the British Virgin Islands,
(xxxvi) UTi International Inc., a BVI Business company incorporated formed under the laws of the British Virgin Islands,
(xxxvii) UTi (N.A.) Holdings N.V., a corporation formed under the laws of Netherlands Antilles,
(xxxviii) UTi (Netherlands) Holdings B.V., a private limited company formed under the laws of the Netherlands,
(xxxix) Pyramid Freight (Proprietary) Limited, a BVI Business company incorporated under the laws of the British Virgin Islands with company number 530960 (provided that Pyramid Freight BVI is only a Subsidiary Guarantor in respect of assets that are not located in South Africa),
(xl) UTi Logistics N.V., a company formed under the laws of Belgium,
(xli) UTi New Zealand Ltd., a company organized under the laws of New Zealand;
(xlii) UTi Ireland Limited, a company organized under the laws of Ireland;
(xliii) UTi Worldwide (Singapore) Pte Ltd., a company organized under the laws of Singapore; and

UTi Worldwide Inc.	Letter of Credit Agreement
(y) each other Subsidiary which has executed and delivered a Joinder Agreement pursuant to Section 9.10.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for income tax purposes, other than any such lease under which such Person is the lessor.
“Taiwan Guarantor” means a Subsidiary Guarantor incorporated or formed in Taiwan.
“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.
“Taxing Jurisdiction” is defined in Section 13.
“Threshold CNW Amount” is defined in Section 10.2.
“trustee” related to a bankruptcy of a Dutch Obligor includes a curator.
“U.S. Dollar Amount” means (a) if a Letter of Credit is denominated in Dollars, its amount; or (b) if a Letter of Credit denominated in an Optional Currency, its equivalent in Dollars calculated on the basis of the relevant Issuing Bank’s Spot Exchange Rate on the date of determination for that Letter of Credit.
“U.S. Guarantor” means any Subsidiary Guarantor that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Colombia) or that resides or has a domicile, a place of business or property in the United States of America.
“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly-Owned Subsidiary” means, as to any Person, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of such Person and such Person’s other Wholly-Owned Subsidiaries at such time. Unless the context otherwise requires, any reference to a “Wholly-Owned Subsidiary” is a reference to a direct or indirect Wholly-Owned Subsidiary of the Company.